As filed with the Securities and Exchange Commission on April 25, 2007
Registration No. 333-[       ]

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POWER EFFICIENCY CORPORATION
(Exact name of Company as specified in its charter)

DELAWARE	22-3337365
(State or other jurisdiction of incorporation of	(I.R.S. Employer
organization)	Identification Number)
POWER EFFICIENCY CORPORATION
3960 HOWARD HUGHES PARKWAY
SUITE 460
LAS VEGAS, NV 89169
(702) 697-0377
(Address, including zip code, and telephone number,
including area code, of Company’s principal executive offices)

STEVEN Z. STRASSER
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
POWER EFFICIENCY CORPORATION
3960 HOWARD HUGHES PARKWAY
SUITE 460
LAS VEGAS, NV 89169
TEL: (702) 697-0377
FAX: (702) 697-0379
(Name, address, including zip code, and telephone number,
including area code, of agent for service of process)

Copy to:
BARRY GROSSMAN, ESQ.
DAVID SELENGUT, ESQ.
ELLENOFF GROSSMAN & SCHOLE LLP
370 LEXINGTON AVENUE, 19TH FLOOR
NEW YORK, NEW YORK 10017
TEL: (212) 370-1300
FAX: (212) 370-7889

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Share	Price(2)	Registration Fee
Common Stock, par value $.001 per share	12,950,016	$0.23	$2,978,503.68	$91.44
Common Stock, par value $.001 per share (3)	6,475,008	$0.40 (4)	$2,590,003.20	$79.51
Common Stock, par value $.001 per share (3)	1,812,500	$0.40 (4)	$725,000.00	$22.26
Common Stock, par value $.001 per share (3)	972,223	$0.24 (4)	$233,333.52	$7.16
Common Stock, par value $.001 per share (3)	351,563	$0.32 (4)	$112,500.16	$3.45
Common Stock, par value $.001 per share (3)	24,000	$0.26 (4)	$5,760.00	$0.18
Common Stock, par value $.001 per share (3)	100,000	$0.30 (4)	$30,000.00	$0.92

Total	22,685,310		$6,675,100.56	$204.93

(1)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act.

(3)	Represents shares issuable upon conversion of obligations underlying a common stock purchase warrant issued to the selling stockholders.

(4)	Represents the higher of: (i) the exercise or conversion price of the convertible security and (ii) the offering price of securities of the same class as the common stock underlying the convertible security calculated in accordance with Rule 457(c) under the Securities Act, for the purpose of calculating the registration fee pursuant to 457(g) under the Securities Act.
THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED APRIL 25, 2007
POWER EFFICIENCY CORPORATION
22,685,310 SHARES OF COMMON STOCK
     This prospectus relates to the public offering of up to 22,685,310 shares of our common stock, par value $0.001 per share, for sale by the selling stockholders, for their own account. These shares include up to 9,735,284 shares of common stock issuable upon the exercise of common stock purchase warrants issued to the selling stockholders. We will pay the expenses of registering these shares.
     Our Common Stock is traded on the National Association of Securities Dealers Over The Counter Bulletin Board (the “OTC Bulletin Board”) under the symbol “PEFF.” On April 23, 2007, the closing bid price of our Common Stock as reported on the OTC Bulletin Board was $0.23.
     To the extent they wish to sell shares of our common stock as provided for herein, the selling stockholders may offer and sell such shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders, but we will receive funds from the exercise of their warrants upon exercise. Any such proceeds will be used by us for working capital and general corporate purposes.
     Our principal offices are located at 3960 Howard Hughes Parkway, Suite 460, Las Vegas, NV 89169 and our telephone number is (702) 697-0377.
     This prospectus contains important information that you should know before investing. Please read it before you invest and keep it for future reference.
An investment in our securities involves a high degree of risk. You should read the “Risk Factors” section beginning on page 4 of this prospectus before you decide to purchase any securities.
THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. IT IS LIKELY THAT THE COMMON STOCK WILL BE SUBJECT TO “PENNY STOCK” RULES, WHICH GENERALLY REQUIRE THAT A BROKER OR DEALER APPROVE A PERSON’S ACCOUNT FOR TRANSACTIONS IN PENNY STOCK AND THE BROKER OR DEALER RECEIVE FROM THE INVESTOR A WRITTEN AGREEMENT TO THE TRANSACTIONS SETTING FORTH THE IDENTITY AND QUANTITY OF THE PENNY STOCKS TO BE PURCHASED BEFORE A TRADE INVOLVING A PENNY STOCK IS EXECUTED. SEE “RISK FACTORS” BEGINNING ON PAGE 4.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus is April [ ], 2007

You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

i

PROSPECTUS SUMMARY
This section highlights selected information only and may not contain all of the information that may be important to you. Please read this entire prospectus before making your investment decision. This summary, including the summary financial information, is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Throughout this prospectus, when we refer to “Power Efficiency” or when we speak of ourselves generally, we are referring to Power Efficiency Corporation unless the context indicates otherwise or as otherwise noted.
THE COMPANY
Our Business
Power Efficiency produces products that reduce energy costs in specific commercial applications, utilizing patented improvements upon motor controller technologies developed by National Aeronautics Space Administration (“NASA”) as well as technologies based solely on the Company’s inventions. Our products are solid-state AC motor controllers that reduce the amount of power consumed by alternating current induction motors operating at constant speeds and under variable loads. Our products were previously marketed as the Performance Controller and the Power Genius, but have recently been re-branded as the EcoPro™. The EcoPro™ reduces energy consumption on electrical equipment by electronically sensing and controlling the amount of energy the motor consumes on certain applications. The energy savings can range up to 35%, while the life of the motor is extended because of both the reduced motor operating temperatures and the reduced mechanical stress provided by its “soft start” technology. The efficiency of the EcoPro™ has been tested by Nevada Power Company, the Los Angeles Department of Water and Power and Medsker Electric, Inc., independent third parties, with positive results.
There are over one billion AC motors in operation in the U.S. alone. Customers for the EcoPro™ will typically be in a high electricity cost environment, may have local utility or governmental incentives to save energy, has energy usage as a significant operating cost, uses constant speed induction motors that are lightly or cyclically loaded, and has motors that run continuously or have frequent on/off cycles. This customer base represents a market which includes target sectors such as elevators, escalators, granulators, oil pump jacks, conveyors and other industrial applications.
We market our products directly under the brand name EcoPro™, and through other companies under names such as Power Commander® and EcoStart™. Customers include large elevator and escalator manufacturers, such as Otis Elevator Co. (a subsidiary of United Technologies, Inc.) and KONE Inc.
We are now focused on creating distribution channels to take advantage of opportunities given the current conditions in the energy market and how our product meets these needs. Management believes this multi-channel distribution strategy, if successful, will allow Power Efficiency to achieve sustainable revenue growth.
Highlights
Demonstrated Energy Savings – Over 1,000 units have been installed at facilities throughout the U.S. The products have demonstrated the ability to reduce the energy consumption of AC induction motors, by up to 35% in appropriate applications.

Patented Technology - Our products incorporate technology developed and patented by NASA. Our own patent encompasses a number of improvements on the NASA technology made by our engineers. We recently filed three provisional patents on additional technological advancements.
Extensive Engineering - Our products incorporate trade secret and engineering know-how, which we believe enables them to operate effectively over a broad range of conditions.
Large Potential Market - The United States consumes over $200 billion of electricity annually. A study for the United States Department of Energy estimates that motor driven systems consume 23% of all electricity in the U.S. and 64% of all the electricity used in the manufacturing sector. Based on our own in-house testing, our product can save up to 35% of the energy consumed by electric AC induction motors in appropriate applications. These applications include most motors that work at constant speed but are variably loaded, such as the AC motors found on many elevators, escalators, granulators, saw mills, stamping presses, and other manufacturing equipment.
New Products - We have developed and are in the process of certifying digital versions of our 30 and 80 amp products. We have also developed a prototype unit for small motors such as those found in residential and light commercial equipment and appliances.
Limited Competition - We are not aware of any products on the market today that have been certified by CE and CSA, are UL compliant, and offer the same energy-saving and soft start characteristics as our products.
International Distribution - International markets, such as those in Europe and Asia, often have higher prices for electricity than in the U.S. Therefore, we believe international markets provide a significant opportunity in the future.
A detailed description of our business strategy is provided under the heading “Business” below.
Selling Stockholders
The shares of Common Stock covered by this prospectus that are being offered by the selling stockholders consist of up to 21,930,620 shares issued or to be issued to the selling stockholders within 60 days of the date hereof. The full name, address and control persons of the selling stockholders are set forth beginning on page 32 of this prospectus.
Corporate Information
Our principal address is 3960 Howard Hughes Parkway, Suite 460, Las Vegas, NV 89169, and our telephone number is 702-697-0377. Our corporate website is www.powerefficiencycorp.com. The information on our website is not incorporated by reference in this prospectus.
The Offering
On November 30, 2006, January 19, 2007, March 2, 2007, March 7, 2007, March 30, 2007 and March 31, 2007 the Company issued and sold an aggregate of 12,950,016 shares of its common stock and 8,287,508 common stock purchase warrants to purchase its common stock, in a private offering (the “Offering”) for an aggregate of $4,235,000 in cash, cancellation of indebtedness and in lieu of compensation owed to certain employees, officers and directors of the Company. The per share purchase price of the Common Stock was $0.30. The warrants have a per share exercise price of $0.40, are exercisable immediately and expire five years from the date of issuance. The $4,235,000 investment consisted of $400,000 from the cancellation of indebtedness, approximately $50,000 in lieu of compensation owed to certain employees, officers and directors of the Company, and approximately $3,785,000 in new cash.
On November 30, 2006, the Company entered into a financing transaction in which the Company issued $2,000,000 of its two year, senior, secured promissory notes (collectively the “Notes”, individually a “Note”). The Notes bear interest of 15% per annum. Interest due under the Notes is payable quarterly, with the principal and final quarterly interest payment becoming due November 30, 2008. The Notes have a first priority security interest in all of the assets of the Company. The Company also issued common stock purchase warrants to purchasers of the Notes as part of such transaction totaling 2,500,000. The $2,000,000 loan consisted of $550,000 from Steven Strasser, the Company’s Chairman, Chief Executive Officer and the Company’s largest beneficial shareholder, $200,000 from Commerce Energy Group, Inc, the Company’s second largest shareholder prior to the Offering, and $1,250,000 from individual investors. $1,450,000 of these Notes came from the exchange of existing notes.
We have agreed, pursuant to a registration rights agreement, to register the shares of common stock sold in the Offering, as well as shares of Common Stock underlying all of the warrants, and are fulfilling our agreement by filing the registration statement of which this prospectus is a part with the Securities and Exchange Commission.
There was no placement agent for the Offering and no cash, shares of Common Stock or other securities of the Company were issued as compensation to any third party in connection with the Offering.

RISK FACTORS
An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the risks below, together with the other information contained in this prospectus, before you decide to purchase the shares offered hereby. If any of the following risks occur, our business, results of operations and financial condition could be harmed, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause future actual results to differ materially from those contained in any historical or forward-looking statements.
RISKS RELATED TO OUR BUSINESS
Unless We Achieve Profitability and Related Positive Cash Flow, We May Not Be Able To Continue Operations, And Our Auditors Have Questioned Our Ability To Continue As A “Going Concern”.
We have suffered recurring losses from operations, experienced approximately a $2,760,000 deficiency of cash from operations for the year ended December 31, 2006 and lack sufficient liquidity to continue our operations without external financing. For the years ended December 31, 2006 and December 31, 2005, we had net losses of $5,020,775 and $2,570,563, respectively. In our Auditor’s Report dated March 31, 2007 on our December 31, 2006 financial statements included in this report, our auditors have stated that these factors raise substantial doubt about our ability to continue as a “going concern”. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should we be unable to continue in existence.
Our continuation as a “going concern” is dependent upon achieving profitable operations and related positive cash flow and satisfying our immediate cash needs by external financing until we are profitable. Our plans to achieve profitability include developing new products, obtaining new customers and increasing sales to existing customers. We are seeking to raise additional capital through equity issuance, debt financing and other types of financing, but we cannot guarantee that sufficient capital will be raised. In that regard, we have granted the holders of our senior secured notes in the aggregate principal amount of $2,000,000 a first priority security interest in substantially all our assets, which may hinder our ability to raise additional funds.
We Have A Limited Operating History, Have Experienced Recurring Losses And Have Limited Revenue.
To date, and due principally to a lack of working capital, our operations have been limited in scale. Although we have an arrangement with an outsourced production facility to manufacture our products, have established relationships with suppliers, and have received contracts for our products, we may experience difficulties in production scale-up, product distribution, and obtaining and maintaining working capital until such time as our operations have been scaled-up to normal commercial levels. We have not had a profitable quarter in the past three years and we cannot guarantee we will ever operate profitably. In addition, we have limited revenue. For the year ended December 31, 2006, our total revenues were $188,811, and for the year ended December 31, 2005, our total revenues were $276,405.

Our Present Cash Flow Is Not Adequate To Pay Accrued Liabilities.
We had accrued payables, salaries and expenses totaling approximately $585,000 as of December 31, 2006. Approximately $210,000 of these accrued liabilities represents disputed claims, which we expect to partially pay, settle for equity, or dispute entirely. The remainder of the accrued payables, salaries and expenses are primarily current trade payables and accruals. However, these figures are only estimates and because we may not be able to negotiate successfully with creditors, creditor claims may cause a restriction in the amount of funds available for our operations.
Our Principal Obligations On Notes Payable Total $2,011,111 and This Indebtedness Is Subject To Acceleration.
In addition to the accrued payables, salaries and expenses described immediately above, as of December 31, 2006, we had $2,011,111 in aggregate principal amount of notes payable outstanding. The specific components of this indebtedness are as follows:
We owe $2,000,000 in senior secured notes, before discount. They mature in November 2008, bear interest at 15%, and are secured by a first lien on substantially all our assets. Interest payments are due and payable quarterly. The entire balance of these notes will become due and payable if we cannot pay any past due amount within 7 days of a written notice that payment is in default. As of the date of this report, we do not have any past due payments on these senior secured notes.
As of December 31, 2006, we owe our former landlord in Livonia, Michigan $11,111, before discount, in settlement of our lease dispute litigation. As of the date of this report, we do not have any past due payments on this settlement.
We Do Not Have A Bank Line Of Credit And Substantially All Our Assets Are Pledged.
At the present time, we do not have a bank line of credit, which further restricts our financial flexibility and it is unlikely we will be able to obtain a line of credit in the foreseeable future. As noted above, substantially all our assets are subject to existing liens.
We Will Require Additional Funds To Meet Our Cash Operating Expenses And Achieve Our Current Business Strategy.
We continue to have limited working capital and will be dependent upon additional financing to meet capital needs and repay outstanding debt. We cannot guarantee additional financing will be available on acceptable terms, if at all. We also need additional financing to raise the capital required to fully implement our business plan. Our current fixed operating expense level is approximately $250,000 to $300,000 per month, not considering non-cash expenses and payments to certain creditors, including accrued salaries and expenses, and may increase in the near future. We will need to issue additional debt or equity to raise required funds, and as a result existing equity owners would be diluted.
When our operations require additional financing, if we are unable to obtain it on reasonable terms, we would be forced to restructure, file for bankruptcy or cease operations, any of which could cause you to lose all or part of your investment in us.

Our Management Group Owns Or Controls A Significant Number Of The Outstanding Shares Of Our Common Stock And Will Continue To Have Significant Ownership Of Our Voting Securities For The Foreseeable Future.
Prior to the issuance of shares pursuant to the Placement, our management owned 29% of our issued and outstanding shares of Common Stock and voting equivalents. After further investment by management in this offering, management owns approximately 21% of our issued and outstanding Common Stock and voting equivalents; and approximately 19% of our issued and outstanding Common Stock and voting equivalents, if all warrants issued in the offering were exercised. As a result, these persons will have the ability, acting as a group, to effectively control our affairs and business, including the election of directors and subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership of our Common Stock may:
•	delay or prevent a change in the control;

•	impede a merger, consolidation, takeover, or other transaction involving the Company; or

•	discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.
Certain Of Our Management Team Have Relationships Which May Potentially Result In Conflicts Of Interests.
Summit Energy Ventures, LLC (“Summit”) owns nineteen percent (19%) of our common stock and voting equivalents, which is included in the above number. Summit is controlled by Steven Strasser, our Chairman and CEO, and he has the right to vote all shares owned by Summit. The remaining equity in Summit is owned by BJ Lackland, our CFO. Accordingly, our executive officers may have a conflict of interest in determining whether to pursue a particular course of action that would be in the best interests of the shareholders or the Company, but may not be in the best interests of the other. These relationships are discussed in more detail under “Certain Relationships And Related Party Transactions” herein.
Our License From NASA Has Expired.
The basic technology upon which our products are based is derived from a patent license agreement by and between us and NASA, which expired on December 16, 2002. The license expired upon expiration of NASA’s underlying patents, at which time anyone, including us, became free to use the underlying NASA technology. However, we have also made certain improvements to the basic technology covered by the NASA license and we have obtained a patent on this improved technology that runs through 2017. However, we cannot guarantee that others will not seek to improve the basic technology in a similar manner.
Our Business Depends Upon The Maintenance Of Our Proprietary Technology, And We Rely, In Part, On Contractual Provisions To Protect Our Trade Secrets And Proprietary Knowledge.
We depend upon our proprietary technology, relying principally upon trade secret and patent law to protect this technology. We also regularly enter into confidentiality agreements with key employees, customers, potential customers, and vendors and limits access to and distribution of trade secrets and other proprietary information. However, these measures may not be adequate to prevent misappropriation of our technology. Additionally, our competitors may independently develop technologies substantially equivalent or superior to our technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. We also are subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights of others.
Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

We Are Potentially Dependent On Third-Party Suppliers.
Although we believe most of the key components required for the production of our products are currently available in sufficient production quantities from multiple sources, they may not remain so readily available. It is possible that other components required in the future may necessitate custom fabrication in accordance with specifications developed or to be developed by us. Also, in the event that we, or our contract manufacturer, as applicable, are unable to develop or acquire components in a timely fashion, our ability to achieve production yields, revenues and net income can be expected to be adversely affected. Additionally, we are solely dependent on Cole Industries, Inc. (“Cole”) as our exclusive manufacturer. While we believe we would be successful in finding alternative manufacturers should this manufacturer not be available to manufacture our product, it could take substantial time and effort to locate such alternatives and, depending on the timing of the loss of Cole, could result in disruption in delivery schedules and harm to our clients and our reputation and future prospects.
We Are Developing And Commercializing New Energy Saving Technologies And Products Which Will Involve Uncertainty And Risks Related To Product Development And Market Acceptance.
Our success is dependent, to a large degree, upon our ability to fully develop and commercialize our technology and gain industry acceptance of our products based upon our technology and its perceived competitive advantages. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business in a highly competitive industry, characterized by frequent new product introductions. We anticipate that we will incur substantial expense in connection with the development and testing of our proposed products and expect these expenses to result in continuing and significant losses until such time, if ever, that we are able to achieve adequate levels of sales or license revenues.
We Have Expanded Our Marketing Strategy.
Our products have been distributed primarily through Original Equipment Manufactures (“OEMs”). We have recently begun pursuing an expanded distribution strategy designed to reduce our reliance on OEMs. Pursuant to this strategy, we are increasing our direct sales and sales through independent representatives into new markets. Our future growth and profitability will depend upon the successful development of business relationships with additional OEMs, manufacturing representatives and distributors and their ability to penetrate the market with our products.
We Currently Depend On A Small Number Of Customers And Expect To Continue To Do So.
We currently do business with approximately 20 customers. Of this number, four customers accounted for approximately 75% of our gross revenues in 2006. We are, and may continue to be, dependent upon a small number of customers. Accordingly, the loss of one or more of these customers is likely to have a material adverse effect on our business.

Most Of Our Current And Potential Competitors Have Greater Name Recognition, Financial, Technical And Marketing Resources, And More Extensive Customer Bases And Industry Relationships Than We Do, All Of Which Could Be Leveraged To Gain Market Share To Our Detriment, Particularly In An Environment Of Rapid Technological Change.
Although we believe we have limited competition for our specific technology, we compete against a number of companies for dollars in the electric motor energy savings market, many of which have longer operating histories, established markets and far greater financial, advertising, research and development, manufacturing, marketing, personnel and other resources than we currently have or may reasonably expect to have in the foreseeable future. This competition may have an adverse effect on our ability to expand our operations or operate profitably. The motor control industry is also highly competitive and characterized by rapid technological change. Our future performance will depend in large part upon our ability to become and remain competitive and to develop, manufacture and market acceptable products in these markets. Competitive pressures may necessitate price reductions, which can adversely affect revenues and profits. If we are not competitive in our ongoing research and development efforts, our products may become obsolete, or be priced above competitive levels. We cannot guarantee that competitors will not introduce comparable or technologically superior products, which are priced more favorably than our products.
Changes In Retail Energy Prices Could Affect Our Business.
We have found that a customer’s decision to purchase the EcoPro (or similar product) is primarily driven by the payback on the investment resulting from the increased energy savings. Although management believes that current retail energy prices support an attractive return on investment for our products, the future retail price of electrical energy may not remain at such levels, and price fluctuations reducing energy expense could adversely affect product demand.
Loss Of Key Personnel Could Have Significant Adverse Consequences.
We currently depend on the services of Steve Strasser, and BJ Lackland, Chief Executive Officer, and Chief Financial Officer, respectively. The loss of the services of either of these persons could have an adverse effect on our business. As discussed under “Management”, we have entered into long-term employment contracts with Messrs. Strasser and Lackland, but such contracts do not guarantee they will remain with us.
We Do Not Have “Key Man” Life Insurance.
We presently do not have any key man life insurance policies. As soon as practicable following the commencement of profitable operations (which may never occur), we intend to purchase key man life insurance on the life of our principal executive officer, Steven Strasser. Upon purchase of such insurance, we intend to pay the premiums and be the sole beneficiary. The lack of such insurance may have a material adverse effect upon our business.
Delaware Law Limits The Liability Of Our Directors.
Pursuant to our Certificate of Incorporation, the Company’s directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

We Have Elected Not To Adopt Various Voluntary Corporate Governance Measures, And As A Result Stockholders May Have Limited Protections Against Interested Director Transactions, Conflicts Of Interest And Similar Matters.
Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Because our securities are not yet listed on a national securities exchange or NASDAQ, we are not required to adopt these corporate governance measures and have not done so voluntarily in order to avoid incurring the additional costs associated with such measures. However, to the extent we seek to have our common stock listed on a national securities exchange or NASDAQ, such legislation will require us to make changes to our current corporate governance practices. Those changes may be costly and time-consuming. Furthermore, the absence of the governance measures referred to above with respect to our Company may leave our stockholders with more limited protection in connection with interested director transactions, conflicts of interest and similar matters.
Potential Product Liability Claims May Not Be Fully Covered By Insurance.
We may be subject to potential product liability claims that could, in the absence of sufficient insurance coverage, have a material adverse impact on us. Presently, we have general liability coverage that includes product liability up to $2,000,000. Any large product liability suits occurring early in our growth may significantly and adversely affect our ability to expand the market for our products.
RISKS RELATED TO OUR COMMON STOCK AND CAPITAL STRUCTURE
Trading In Our Common Stock Over The Last 12 Months Has Been Limited, So Investors May Not Be Able To Sell As Many Of Their Shares As They Want At Prevailing Prices.
Shares of our common stock are traded on the OTC Bulletin Board. Approximately 58,000 shares were traded on an average daily trading basis for the 12 months ended December 31, 2006. If limited trading in our common stock continues, it may be difficult for shareholders, to sell their shares. Also, the sale of a large block of our common stock could depress the market price to a greater degree than a company that typically has a higher volume of trading of its securities.
The Limited Public Trading Market May Cause Volatility In The Company’s Stock Price.
Our common stock is currently traded on a limited basis on the OTC Bulletin Board under the symbol “PEFF”. The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to this volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.
An Active And Visible Trading Market For Our Common Stock May Not Develop.
We cannot predict whether an active market for our common stock will develop in the future. In the absence of an active trading market:
•	Investors may have difficulty buying and selling or obtaining market quotations;

•	Market visibility for our common stock may be limited; and

•	A lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market. The trading price of the common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by the Company or its competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.
Penny Stock Regulations May Impose Certain Restrictions On Marketability On The Company’s Securities.
The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell the Company’s securities and may affect the ability of investors to sell the Company’s securities in the secondary market and the price at which such purchasers can sell any such securities.
Stockholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:
•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.
The Company’s management is aware of the abuses that have occurred historically in the penny stock market.

We May Never Pay Cash Dividends On Our Common Stock.
We have not paid or declared any dividends on our Common Stock and do not anticipate paying or declaring any cash dividends on our Common Stock in the foreseeable future.
Sales Of Common Stock Under Rule 144 May Adversely Affect The Market Price Of Our Common Stock.
Possible Resales under Rule 144. Of the 38,516,676 shares of the Company’s common stock outstanding on the date of this report, 14,292,962 shares are freely trading in the market place (the “Free Trading Shares”). The Free Trading Shares are comprised mostly of shares (1) originally issued in private offerings of common stock from June through August 2005, that were later registered in the Company’s Registration Statement (the “Registration Statement”) effective December 19, 2005, and (2) shares originally issued in transactions exempt from registration under the Securities Act.
The remaining 24,223,714 shares of our common stock outstanding are restricted securities as defined in Rule 144 and under certain circumstances may be resold without registration pursuant to Rule 144. These shares include the 7,970,569 shares held by Summit and Steven Strasser in the aggregate, 3,333,334 shares held by a private investor, and the 3,249,049 shares of common stock held by Commerce Energy Group (“Commerce”).
In addition, the Company had approximately 23,996,693 common stock purchase warrants outstanding and approximately 13,284,896 common stock options outstanding as of the date of this report, including the warrants issued in connection with the recent offering and sale of the senior secured notes registered hereunder. The shares issuable on exercise of the options and warrants may, under certain circumstances, be available for public sale in the open market under the Registration Statement or pursuant to Rule 144, subject to certain limitations.
In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an Affiliate, as such term is defined in Rule 144(a)(1), of the Company and who has satisfied a two-year holding period. Any substantial sale of the common stock pursuant to Rule 144 may have an adverse effect on the market price of the Company’s shares.
Exercise Of Outstanding Options And Warrants Will Dilute Ownership Of Outstanding Shares.
We have reserved 20,000,000 shares of our common stock for issuance upon exercise of stock options or similar awards which may be granted pursuant to the 2000 Plan, of which options to purchase an aggregate of 13,284,896 shares are outstanding. The outstanding options under the 2000 Plan have a weighted average exercise price of $0.35. As of the date of this report, we have issued warrants exercisable for 23,996,693 shares of common stock to financial consultants, investors, former employees and other business partners, having a weighted average exercise price of $0.41 and expiring on various dates from June 2007 to November 2011. Exercise of these options and warrants in the future will reduce the percentage of common stock held by the public stockholders. Furthermore, the terms on which we could obtain additional capital during the life of the options and warrants may be adversely affected, and it should be expected that the holders of the options and warrants would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such options and warrants.
Our Issuance Of “Blank Check” Preferred Stock Could Adversely Affect Our Common Stockholders.
The Company’s Certificate of Incorporation authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. Although we have no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. These statements relate to future events, our industry, our future financial performance, growth of our target market and related worldwide markets, future demand for our products, retail electrical energy demand and prices and similar expectations. These forward-looking statements provide our current expectations or forecasts of future events and are based on the estimates, projections, beliefs of our management, as well as assumptions made by and information currently available to our management. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. For this purpose, any statements that are not historical facts contained in this Memorandum are forward-looking statements. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on any forward-looking statements as they reflect our management’s view only as of the date of this prospectus. We will not update any forward-looking statements to reflect events or circumstances that occur after the date on which such statement is made.
This prospectus contains statistical data that we obtained from industry sources. These sources generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy or completeness of the information. Although we believe that the industry sources are reliable, we have not independently verified their data.
We caution you not to place undue reliance on these forward-looking statements. Such forward-looking statements relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized. You are advised, however, to consult any further disclosures we make in future public statements and press releases.
USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholders. However, we have received $2,929,997 in net proceeds from the Placement, and if all outstanding options and warrants in respect of which the offer and sale of shares of underlying Common Stock are being registered hereunder were exercised, we would receive approximately $3,700,000 in gross proceeds.
We have used the net proceeds from the Placement for working capital and general corporate purposes. We currently plan to use any proceeds received from the exercise of options and warrants for the same purposes.
We anticipate we will need at least $250,000 to $300,000 per month to continue our current operations, not including non-cash expenses and payments to certain creditors, including accrued salaries and expenses. As discussed in “Risk Factors” above, we will need to make payments toward accrued liabilities out of our cash flow for the foreseeable future. Overall, our satisfaction of our cash requirements depends on our ability to raise money from external financing sources and to generate future sales.

PRICE RANGE OF COMMON STOCK
As quoted on the OTC Bulletin Board from January 1, 2004 though December 31, 2006, the following table sets forth the high and low bid prices for our Common Stock for the periods indicated.

	Common Stock
	Price
	High	Low
Year Ended December 31, 2004
First Quarter	$5.04	$0.90
Second Quarter	$1.50	$0.61
Third Quarter	$0.67	$0.28
Fourth Quarter	$1.00	$0.21
Year Ended December 31, 2005
First Quarter	$0.56	$0.20
Second Quarter	$0.25	$0.19
Third Quarter	$0.50	$0.22
Fourth Quarter	$1.10	$0.25
Year Ended December 31, 2006
First Quarter	$0.40	$0.20
Second Quarter	$0.43	$0.20
Third Quarter	$0.30	$0.18
Fourth Quarter	$0.40	$0.21
On April 23, 2007, the last day prior to the date of this prospectus for which information was practicably available, the closing price for our Common Stock was $0.23 per share. The prices reported for the periods set forth above reflect inter-dealer prices without retail markup, mark down or commission, and may not represent actual prices. As of April 23, 2007, our Common Stock was held by 175 stockholders of record. Through the Offering, which closed on March 31, 2007, we added 18 new stockholders.
DIVIDEND POLICY
We have never declared or paid cash dividends on our capital stock and have no present intention of paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant. It is the intention and present policy of our board to retain all earnings to provide for our future growth.

CAPITALIZATION
The following table illustrates our capitalization as of December 31, 2006.

December 31, 2006
(Audited)
Actual
Stockholders’ Equity

Common Stock, $.001 par value; 100,000,000 shares authorized; 35,042,009 shares issued and outstanding;	$35,042

Preferred Stock, $.001 par value; 10,000,000 shares authorized; none issued or outstanding	—
Additional Paid in Capital	24,927,839
Accumulated Deficit	(22,917,968)

Total Stockholders’ Equity	$2,044,913

SELECTED FINANCIAL INFORMATION
The selected statements of operations and balance sheet data for the years ended December 31, 2005 and 2006 are derived from our audited financial statements, which are included elsewhere herein. The financial data presented below is only a summary and should be read in conjunction with the other financial information appearing elsewhere in this prospectus.

	Years ended December 31,
	2005	2006
Statements of Operations:
Revenues	$276,405	$188,811

Cost of Sales	245,789	136,240

Gross Profit	30,616	52,571

Costs and Expenses:
Research and development	418,016	567,591
Selling, general and administrative	1,641,307	3,118,233
Depreciation and amortization	22,470	34,028

Total Costs and Expenses	2,081,793	3,719,852

Loss from Operations	(2,051,177)	(3,667,281)

Other income(expense):
Interest income	13,847	9,243
Interest expense	(529,387)	(1,354,195)

Total Other Expense, Net	(515,540)	(1,344,952)

Loss before provision for taxes	(2,566,717)	(5,012,233)

Provision for taxes	(3,846)	(8,542)

Net loss	$(2,570,563)	$(5,020,775)

Basic loss per common share	$(0.18)	$(0.20)

Weighted average common shares outstanding	14,254,029	25,150,386

Balance Sheet Data:
Cash	$1,009,120	$1,693,584
Working capital (deficit)	(610,689)	1,318,694
Total assets	3,378,629	4,038,030
Long-term liabilities	116,526	1,397,927
Total stockholders’ equity	1,315,423	2,044,913

MANAGEMENT’S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATIONS
The following discussion should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, this discussion includes forward-looking information that involves risks and assumptions which could cause actual results to differ materially from management’s expectations. See “Special Note Regarding Forward-Looking Statements” on page 12 of this prospectus.
OVERVIEW
The Company generates revenues from a single business segment: the design, development, marketing and sale of proprietary solid state electrical components designed to reduce energy consumption in alternating current induction motors.
The Company began generating revenues from sales of its patented EcoPro line of motor controllers in late 1995. As of December 31, 2006, the Company had total stockholders’ equity of $2,044,913. The Company raised money through the sale of 10,700,008 shares of common stock in a private stock offering that closed on November 30, 2006, 14,500,000 shares of common stock in a private stock offering in July and August of 2005, the Company’s sale of 2,346,233 shares of Series A-1 Convertible Preferred stock to Summit Energy Ventures, LLC in June of 2002 and the conversion of notes payable of approximately $1,047,000 into 982,504 shares of Series A-1 Convertible Preferred stock in October of 2003. In addition, in August 2000, the Company purchased the assets of Percon, formerly the largest distributor of the Company’s products. The transaction was accounted for as a purchase and the Company’s Statements of Operations includes Percon’s results of operations since the date of acquisition. The consolidation of the operations of both entities allowed the Company to integrate the administrative, sales, marketing and manufacturing operations of Percon. Percon had developed sales contacts with major OEM’s in the elevator/escalator industry and transferred those agreements to the Company as part of the sale.
RESULTS OF OPERATIONS: FISCAL YEAR 2006 COMPARED TO FISCAL YEAR 2005
REVENUES
Revenues for the year ended December 31, 2006 were $188,811 compared to $276,405 for the year ended December 31, 2005, a decrease of $87,594, or 32%. This decrease is mainly attributable to changes in sales personnel and the resulting disruptions to sales efforts in 2006.
COST OF REVENUES
Cost of revenues for the year ended December 31, 2006 were $136,240 compared to $245,789 for the year ended December 31, 2005, a decrease of $109,549 or 45%. As a percentage of product revenues, total costs of product revenues decreased to approximately 72% for the year ended December 31, 2006 compared to approximately 89% for the year ended December 31, 2005. The decrease in the costs as a percentage of product revenues was primarily due to raising some unit prices mid-year in 2006 and the sale of higher margin units in 2006.

GROSS MARGIN
Gross margin for the year ended December 31, 2006 was $52,571 compared to $30,616 for the year ended December 31, 2005, an increase of $21,955 or 72%. This increase was primarily due to raising some unit prices mid-year in 2006 and the sale of higher margin units in 2006, as well as the Company utilizing a new turn-key manufacturer for production that required less oversight by Company personnel in 2006.
OPERATING EXPENSES
Research and Development Expenses
Research and development expenses were $567,591 for the year ended December 31, 2006 compared to $418,016 for the year ended December 31, 2005, an increase of $149,575 or 36%. This increase is mainly attributable to the Company’s research and development efforts on its digital controller for both its single-phase and three-phase products and payment of higher salaries to personnel, particularly for the first half of 2006, due to significantly reduced salaries in the first six months of 2005. Research and development salaries decreased in the second half of 2006. Additionally, the Company recognized a non-cash charge of approximately $56,000 related to the adoption of SFAS 123R (See Note 2 to the financial statements) in 2006.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $3,118,233 for the year ended December 31, 2006, compared to $1,641,307 for the year ended December 31, 2005, an increase of $1,476,926 or 90%. The increase in selling, general and administrative expenses over the prior year was due primarily to an increase in payroll and payroll related costs, comprised of: non-cash expenses associated with the Company’s adoption of SFAS 123R (See Note 2 to the financial statements) which resulted in a non-cash charge of approximately $1,019,000, the increase in the Company’s workforce in connection with the Company’s new sales and marketing plan, and higher salaries paid to personnel due to significantly reduced salaries in the first and second quarters of 2005, as well as increases in the Company’s investor relations expenses and professional fees.
Interest expense was approximately $1,354,195 for the year ended December 31, 2006, as compared to $529,387 for the year ended December 31, 2005, an increase of $824,808 or 156%. The increase in interest expense is primarily related to a non-cash finance charge related to the value of stock warrants issued in connection with a line of credit, recorded earlier in 2006. Total non-cash interest expense for the year ended December 31, 2006 was $1,039,451.
Prior to 2006, the Company accounted for employee stock options under the intrinsic method of APB No. 25, and presented fair value disclosure as pro forma as provided by SFAS No. 123, as permitted under accounting principles generally accepted in the United States of America. Beginning in 2006, the Company is accounting for employee stock options as compensation expense, in accordance with SFAS No. 123R, “Share Based Payments.” SFAS No. 123R requires companies to expense the value of employee stock options and similar awards for periods beginning after December 15, 2005, and applies to all outstanding and vested stock-based awards at a company’s adoption date. Results from prior periods have not been restated in the Company’s historical financial statements.
In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-

based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period. The impact of applying SFAS No. 123R approximated $1,075,000 in additional compensation expense during the year ended December 31, 2006. Such amount is included in research and development expenses, and selling, general and administrative expenses on the statement of operations.
The following table represents the Company’s Condensed Statement of Operations for the years ended December 31, 2006 and December 31, 2005 on a pro forma basis, with non-cash compensation and non-cash interest expense stated separately:

	For the year ended December 31 (Unaudited)
	2006	2005
Total Revenues	$188,811	$276,405
Total Cost of Product Revenues	136,240	245,789

Gross Margin	52,571	30,616

Costs and Expenses:
Research and development	513,449	418,016
Selling, general and administration	2,016,069	1,613,758
SFAS 123 stock option expense*	999,320	683,533
Other non-cash consideration*	165,528	27,549
Depreciation and amortization	34,028	22,470

Total Costs and Expenses	3,728,394	2,765,329

Loss From Operations	(3,675,823)	(2,734,710)

Other (Expense) Income:
Cash interest (expense) income, net	(305,501)	(263,525)
Non-cash interest (expense) income, net*	(1,039,451)	(252,015)

Total Other (Expense) Income	(1,344,952)	(515,540)

Net Loss	$(5,020,775)	$(3,250,250)

*Sum of non-cash compensation and non-cash interest expense	2,204,299	963,097

Net Loss excluding non-cash compensation and non-cash interest	$(2,816,476)	$(2,287,153)

Financial Condition, Liquidity, and Capital Resources: For the Year Ended December 31, 2006
Since inception, the Company has financed its operations primarily through the sale of its securities. In 2006, the Company received approximately $3,210,000 in gross proceeds from a private placement of its common stock and warrants to purchase common stock, as to which the Company is required to file a registration statement on Form SB-2. In April 2006, the Company received $1,000,000 in debt financing from EMTUCK , LLC, in which the managing member is a management company wholly owned and controlled by Steven Strasser, the Company’s CEO. In May 2006, the Company received an additional $500,000 in debt financing from EMTUCK. In November 2006, the Company received $2,000,000 in debt financing. Of this amount, $1,450,000 was converted from borrowings from prior investors. As of December 31, 2006 the Company had cash of $1,693,584.
Net cash used for operating activities for the twelve months ended December 31, 2006 was $2,756,724 which primarily consisted of: a net loss of $5,020,775; less bad debt expense of $11,470, depreciation and amortization of $34,028, loss on disposal of fixed assets of $585, amortization of debt discounts of $1,039,451, amortization of deferred financing costs of $70,364, warrants and options issued in connection with settlements, services from consultants, vendors, the forgiveness of indebtedness, the issuance of debt to employees and consultants of $1,074,848, common stock issued for consulting services of $90,000, decreases in accounts receivable of $26,464, and inventory of $14,487, increases in prepaid expenses of $3,206, deposits of $33,875, and restricted cash related to a note payable of $4,688. In addition, these amounts were partially offset by decreases in accounts payable and accrued expenses of $55,454, customer deposits of $5,105 and an increase in accrued salaries and payroll taxes of $4,682.
Net cash used for operating activities for the twelve months ended December 31, 2005 was $2,080,509 which primarily consisted of: a net loss of $2,570,563; less bad debt expense of $14,963, depreciation and amortization of $22,470, amortization of debt discounts of $252,015, amortization of deferred financing costs of $80,584, warrants and options issued in connection with settlements, services from consultants, vendors, the forgiveness of indebtedness and the issuance of debt of $140,502, increases in accounts receivable of $53,556, prepaid expenses of $65,337 and other assets of $6,339, decreases in inventory of $16,478 and restricted cash related to a note payable of $215,033. In addition, these amounts were partially offset by an increase in customer deposits of $5,105 and decreases in accounts payable and accrued expenses of $46,685 and accrued salaries and payroll taxes of $85,179.
Net cash used in investing activities for fiscal year 2006 was $90,567, compared to $4,613 in fiscal year 2005. The amounts for both fiscal years 2006 and 2005 consisted of the purchase of fixed assets.
Net cash provided by financing activities for fiscal year 2006 was $3,531,755 which primarily consisted of proceeds from the issuance of equity securities, net of costs, of $3,180,000, proceeds from the issuance of debt securities of $2,000,000 and proceeds from a line of credit of $1,500,000. These amounts were offset by payments on notes payable of $1,648,245 and payments on a line of credit of $1,500,000.
Net cash provided by financing activities for fiscal year 2005 was $2,701,771 which primarily consisted of proceeds from the issuance of equity securities of $2,677,153, proceeds from the issuance of debt securities of $125,000 and a note payable from a legal settlement of $38,297. These amounts were offset by an increase in deferred financing costs of $63,457 and payments on loans from stockholders officers and former officers of $75,222.

The Company expects to increase its operating expenses, particularly in research and development and selling, general and administrative expenses, for the foreseeable future in order to execute its business strategy. As a result, the Company anticipates that operating expenses will constitute a material use of any cash resources.
Cash Requirements and Need for Additional Funds
The Company anticipates a substantial need for cash to fund its working capital requirements. In accordance with the Company’s prepared expansion plan, it is the opinion of management that approximately $3.0 — $3.6 million will be required to cover operating expenses, including, but not limited to, marketing, sales, research and operations during the next twelve months. If the Company is unable to obtain funding on reasonable terms or finance its need through current operations, the Company will be forced to restructure, file for bankruptcy or cease operations.
Notable changes to expenses are expected to include an increase in the Company’s sales personnel and efforts, and developing more advanced versions of the Company’s technology and products.
Recent Accounting Pronouncements
See “Note 2 – Summary of Significant Accounting Policies” to the Financial Statements for an explanation of recent accounting pronouncements impacting the Company.
BUSINESS
General Background
We design, develop and market energy efficiency technologies and products for electric motors. Until recently these products were called the “Power Genius™”. We recently re-branded the product as the “EcoPro™”. Our new digital technology is called “E-Save”. Our products reduce the amount of power consumed by lightly loaded alternating current induction motors that operate at a constant speed. Utilizing patented improvements upon NASA-developed motor diagnostic technologies, our products provide to the user energy cost savings of as much as 35%. We market our products directly under the brand name EcoPro™, and through other companies under names such as Power Commander® and EcoStart™. These companies include the leading elevator/escalator manufacturers in the world, such as Otis Elevator Co (a division of United Technologies) and KONE, Inc.
Description of Business
Formation
We were incorporated in Delaware in October 1994. In our early years, we focused on research and development of technologies and products and validating the energy savings generated by our products.
In the late 1990s, we commenced sales of products based on our technology. In addition to energy savings benefits, the EcoPro™ extends motor life, minimizes maintenance, results in cooler running, reduces stress and strain on the motor, and reduces stress and strain on accompanying electrical and mechanical systems. Technology and circuitry included in the EcoPro™ is the subject of a United States Patent granted in 1998. We offer the EcoPro™ principally as a three phase product, which is used in industrial and commercial applications. We also have a single phase version of the product, which is intended for consumer applications such as home appliances and the like, but this is not yet a commercialized product.
Our product is designed to soft start a motor, save energy, and protect and conserve the motor. Field validation of the technology has resulted in an installed base of over a thousand units in North America,

Europe and Asia. High-profile product installations include the Smithsonian Museums, Honolulu International Airport, Seattle-Tacoma International Airport, Toronto Airport and Federated Department Stores. Our average revenue per three-phase unit sold is approximately $975; our gross margin on a going forward basis is expected to be 30-60% once our revenue has increased to more sustainable levels.
Our management team is led by Steven Strasser, an experienced energy executive and venture capitalist. The management team is composed of individuals with financial, operational, and engineering experience. We believe our diverse team gives us the ability to both grow and manage our business.
Government mandates to reduce energy, such as the Energy Policy Act of 2005, as well as increasing worldwide concern about global warming and greenhouse gas emissions, have led to an increased focus by both the public and private sectors on energy saving technology. This focus, combined with the large installed base of electric motors that can benefit from our products, represents what we believe to be an extremely large market opportunity. We have formulated a proactive sales and marketing plan to capitalize on this dynamic market.
Products
We offer the EcoPro™ in various configurations to meet a wide range of motor sizes. The EcoPro™ reduces energy consumption on electrical equipment by electronically sensing and controlling the amount of energy the motor consumes. The motor only uses the energy it needs to perform its tasks, thereby increasing its efficiency. The end result is a reduction of energy consumption of up to 35 percent, in certain applications, as well as less wear and tear on the motor.
We believe the EcoPro™ line offers a technologically superior energy reduction solution compared to competing products. In addition to the original technology that was licensed from NASA, the EcoPro™ incorporates substantial proprietary design elements that are the result of our extensive laboratory and field testing. A United States patent has been issued for some of these enhancements that will not expire until 2017. These refinements enable the EcoPro™ to offer a superior control system which measures and monitors key motor operating conditions and adapts motor operating parameters during rapid changes in motor load, all without excessive vibration, synchronization problems or other material adverse effects to the motor or surrounding electrical and mechanical systems.
In addition to energy savings, another feature of the EcoPro™ is that it enables motors to soft start. Soft start is achieved by the use of a timed ramp circuit. The circuit gradually releases power to the motor in a timed manner. As voltage is slowly increased, current is increased as needed by the motor, until full voltage and current bring the motor to its full RPM. At that point, the soft-start circuit automatically turns off and the energy saving circuits take control of the motor. The timing for the circuit can be adjusted from instant start to 30 seconds before full RPM and full voltage is reached. The result of the soft start is that inrush current and start-up torque is greatly reduced, reducing wear and tear on the motor, extending motor life and reducing maintenance costs.
The EcoPro™ currently works for three phase motors used primarily in commercial and industrial applications. The product soft-starts the motor and then supplies only the necessary voltage and current to maintain the workload on the motor at a particular time. The EcoPro™ allows full motor speed (RPM) to be maintained at all times, and provides the following major benefits to the customer:
1.	Energy savings up to 35%, in appropriate applications; and

2.	Increased motor life resulting from lower operating temperature and reduced stress and strain.

The selling price of the three phase EcoPro™ ranges from approximately $500 to more than $6,000, depending on the size of the motor it is intended to control.
The Industry
The Company believes that finite oil and gas supplies, as well as increased awareness of the problems of global warming, have heightened interest in energy saving technologies. The recent increase in natural gas prices combined with the reliance on this fuel to power most of the new power generation plants, and the need to upgrade the US power grid that delivers electricity, make further increases in electrical costs likely. Electricity costs have increased to more than $0.15 per kWh in some areas of the country. Higher electricity costs result in increased return on investment (“ROI”) to purchasers of our products. Since many companies set ROI requirements as a prerequisite for capital expenditures, management believes that the increased ROI resulting from higher energy costs expands our potential base of customers for our products.
Economic and environmental factors are expected to lead to increased governmental involvement in the form of incentives, rebates, low interest loans, and in some cases mandates to utilize energy-saving technology. The emphasis on building natural gas power plants was influenced by the safety and environmental concerns with nuclear and coal fired plants. The increasing demand for natural gas has resulted in strong price increases that we believe are unlikely to return to previous levels in the short term. The resulting increases in power costs impact the entire economy. We believe that the need to reduce power costs, coupled with strong pressures to maintain and increase environmental standards, will help push more widespread acceptance of our technology.
Environmental Impact
The EcoPro™ benefits the purchaser and society by reducing the consumption of electricity. This reduction in electricity results in decreased pollutants, including the greenhouse gas emissions associated with the production of electricity.
The Market
The United States consumes over $200 billion of electricity annually. A study for the Department of Energy estimates that industrial motor driven systems consume 23% of all electricity in the U.S. and 64% of all the electricity used in the manufacturing sector. Based on our experience, our product can save up to 35% of the energy consumed by electric AC induction motors in appropriate applications. These applications include most motors that work at constant speed but are variably loaded, such as the AC motors found on many elevators, escalators, granulators, oil pump jacks, crushing machines, saw mills, stamping presses, and other manufacturing equipment.
Key Characteristics of Target Customer
1.	Demographic Factors:
a.	High retail electricity cost (generally > $0.08/kWh).

b.	Local utility or government offers incentive financing for the purchase of energy saving products.

c.	Increasing environmental concerns, such as a desire to reduce greenhouse gas emissions from the generation of electricity.

2.	Customer Factors:
a.	Energy usage is a significant operating cost.

b.	Saving energy is a top-down management priority.

c.	Uses many constant-speed induction motors that are on average lightly loaded and operate for long periods of time.

d.	Strives to be a “green” company (environmentally friendly).
Sustainable Competitive Advantage and Barriers to Entry
1.	Performance - Third-party testing has shown the EcoPro™ to perform better than other energy-saving motor controllers. To our knowledge, no competitive product matches our performance.

2.	Patent Protection - US patent to 2017. United States Patent Number 5,821,726 -Balanced and synchronized phase detector for an AC induction motor controller. Also, we recently filed three provisional patents on new software and algorithms for measuring and reducing energy usage by electric motors.

3.	Continuous Improvement - We continuously look for ways to reduce the manufacturing cost of our product family while introducing value-added features. By reducing the manufacturing cost and increasing the energy-saving performance we improve the payback value proposition.

4.	New Product Development – Planned new products include software-based versions of our current three phase product, which will incorporate many new value-added features. We are presently finalizing CSA and UL certification for this product. We have also developed a software based prototype version of our single phase controller. We are presently producing 25 of these controllers for testing on various applications on our own and with potential customers.

5.	Large, Technically Qualified Distribution Partners - Customer satisfaction requires a level of technical skill on the part of the salesperson to correctly identify motor applications and specify the proper product. Furthermore, customer acceptance depends upon the confidence the customers have in the Company’s distribution partners. We believe our relationships with OEMs, such as Otis Elevator Company and KONE Inc., increases our customers’ confidence in our products and promotes market acceptance of the technology.
Sales and Marketing
We have recently reorganized our sales and marketing efforts to focus on rebate programs and certain industries in which we believe there are the most promising revenue and profit possibilities for the sale of EcoPro™.

Our marketing plan is now focused on the following:
1. Rebates/Incentives: This focus involves getting our product approved for energy efficiency rebate and financing programs available from many state agencies and utilities. These energy efficiency incentive programs involve outright payment of a rebate to end purchasers of our equipment and/or low interest rate financing possibilities. For example, we have been through extensive testing with Nevada Power Company, the electric utility for southern Nevada, and the New York Power Authority (“NYPA”). Our product qualified for NYPA’s incentive funding program, an incentive program through Southern California Edison, and a prescriptive rebate from the Nevada SureBet Program, which is the rebate program for the major Nevada utilities, Nevada Power Company and Sierra Pacific Power Company. NYPA provides financing for 100% of the installed cost of our units through low interest, long term loans to end users. Southern California Edison will pay for the entire cost of our units for end users willing to install the technology on escalators in the Southern California Edison service territory. The Nevada SureBet Program pays the customer $20 per installed horsepower for escalator applications, so installing our product on a 20 horsepower motor in an escalator would result in a $400 rebate.
We believe these incentive programs will improve our revenues and profits by making it effectively less expensive for end users to purchase our products. We are specifically targeting incentive programs in New York, Nevada, California and other states that have high electricity prices and sizable energy efficiency incentive programs.
2. The Elevator and Escalator Industry: This focus involves strengthening our relationships with companies such as Otis Elevators Co. and KONE, Inc., as well as other original equipment manufacturers and service providers in the elevator and escalator industry. Some of these companies have historically been strong partners and sellers of our products, but the previous marketing programs to sell to and through these companies were not effectively designed and executed by prior management. We believe that these relationships can provide us with significant sales opportunities in the future. Specifically, our goal is to have these companies adopt our new digital product as a standard component in their new escalators.
3. Industrial OEMs, Reps and Distributors: This focus involves establishing relationships with OEMs, distributors and sales representatives that focus on the sale of electrical equipment to general industry. Many industrial companies are attractive customers for us because they often understand the operation and energy use of the electric motors in their facilities, and they often service their motors and motor-related equipment themselves. This is important because it reduces or eliminates the installation costs often associated with the purchase of our products. In general industrial facilities we expect to be able to sell to customers with plastic granulators, crushers, grinders, conveyor systems, and other applications that require constant motor speed with variable load on the motor.
International sales may eventually equal or exceed domestic sales due to higher electricity prices in many countries outside the United States. We have obtained the CE Mark, a symbol that indicates the product complies with the “essential requirements” of the European laws or Directives, in order to introduce the controller in Europe; we have also obtained CSA certification, which indicates the product complies with the “essential requirements” of the Canadian laws or Directives, and is recognized, and required in some states, in the United States.
Competition
The principal competitive factors in our markets include innovative product design, return on investment from energy savings, product quality, product performance, utility rebate acceptance, established customer relationships, name recognition, distribution and price.

The Company competes against a number of companies, many of which have longer operating histories, established markets and far greater financial, advertising, research and development, manufacturing, marketing, personnel and other resources than Power Efficiency Corporation currently has or may reasonably be expected to have in the foreseeable future. This competition may have an adverse effect on our ability to commence and expand its operations or operate in a profitable manner.
We believe the three phase EcoPro™ has no direct competition that combines energy savings with a soft start feature as effectively as our product. There are many devices on the market that provide a soft-start feature without any other energy savings. Competition for the energy savings feature provided by the EcoPro™ includes several direct competitors and the following:
•	Controllers which utilize a different electronic technology than the technology used by the Company;

•	Variable frequency drives (“VFDs”); and

•	High-energy efficient motors.
Three-Phase Competition. Although we have not completed any formal market study, we believe our Three-Phase EcoPro™ has the following competitive advantages:
•	It is the only device management is aware of that combines soft start features with energy savings features in a single integrated unit that is CSA and CE certified and achieves energy savings levels up 35%; and

•	Its circuitry is proprietary and protected by a patent.
Single-Phase Competition. Several companies have attempted to exploit this market with different technologies due to the enormous opportunity in single-phase motor applications. These products include “Green Plug” (voltage clamping) and “Power Planner” (digital microchip).
High Efficiency Motors. Insofar as high efficiency motor replacement is concerned, management believes that the energy savings gain attributable to high efficiency motors is materially lower than that of the EcoPro™ on lightly loaded motor applications, which is the prime target for the Company’s products. Furthermore, the Company’s products are able to save energy on lightly loaded high efficiency motors, so that such motors and the Company’s technology are not mutually exclusive.
Our products compete with other products which have energy savings capabilities similar to those of our products. Somar Environmental Systems Ltd., based in the United Kingdom, and Precision Power Labs of Phoenix, Arizona, offer such products. According to an independent test performed by Medsker Electric, Inc. of Farmington Hills, Michigan, our three-phase motor control product outperformed the Somar product by a significant margin. The Precision Power Labs product was not available at the time of the test. To our knowledge, none of these companies has a patented product that is CSA and CE approved.
Management believes the EcoPro™ line offers certain advantages over competing products for the following reasons:
•	The EcoPro™ is the result of field and laboratory engineering refinements undertaken since 1994. These refinements enable the EcoPro™ to offer a control system which measures and monitors key motor operating conditions and adapts motor operating parameters during rapid changes in motor load, all without excessive vibration, synchronization problems or other material adverse effects to the motor or surrounding electrical and mechanical systems.

•	Energy savings and motor efficiencies were verified through tests of the EcoPro™ performed by independent laboratories and utilities, such as Nevada Power Company and the Los Angeles Department of Water and Power.

•	Medsker Electric, Inc., an independent electric motor repair and test laboratory, performed a series of inrush current and energy savings tests on the EcoPro™, then known as the Performance Controller. The tests compared the Company’s product to the products of three competitors. In its conclusions, Medsker stated that the Company’s EcoPro™ “exhibited twice the energy savings of the next nearest competitor.” In addition, Medsker concluded that the EcoPro™ “exhibited the best soft-start performance, reducing the motor inrush current by 71%.” Finally, Medsker concluded that the EcoPro™ “was the simplest to install and test, and was the best performer in terms of energy savings and inrush current reduction.”
Our products may also compete indirectly with “soft starts” produced by well-recognized firms such as Allen Bradley, ABB and Siemens. These devices typically range in price between $400 and $5,000 per unit.
In addition, our products may compete with variable frequency drives, which can be set to operate a constant load motor application at an optimum rate. Such units are sold by well-recognized firms such as Yaskawa, General Electric, ABB and Allen-Bradley, and are priced typically at $600 to $5,000 per unit. While our products address a market segment different than that addressed by variable frequency drives, they may generally compete with variable frequency drives for capital expenditure dollars earmarked toward improving energy efficiency.
Lastly, our products may compete with high efficiency motors, which operate constant load motor applications at energy levels materially more efficient than those of standard efficiency motors. Such units are sold by well-recognized firms such as AO Smith, Baldor, Lincoln Motors and General Electric, and are priced typically at $200 to $4,000 per unit. While our products address a market segment different from that addressed by high efficiency motors, our products may generally compete with high efficiency motors for capital expenditure dollars earmarked for improving energy efficiency.
Research and Development
We intend to continue our research and development effort to introduce new products based on the EcoPro™ technology. Currently, we are in the testing and certification stage on a software-based version of the three phase motor controller and have completed a prototype of the single phase controller. We have also recently filed three provisional patents on the advancements necessary for this software-based line of products. We may not be able to complete development and commercialization of these products in the near term, or ever, or may have opportunities to develop other products before these are completed.

Management anticipates that the software-based products will have several distinct advantages over the current line of products, including:
•	Increased ease of installation and reduced technical support requirements. Instead of approximated and manual adjustments during installation, which can require technical support from the Company, the digitized unit should allow more simplified and precise adjustments by customers and third party installers.

•	Increased functionality. With a microchip and software driving our products, we expect to be able to ultimately add new functionality to the products. These new functions may include such things as recording and reporting of actual energy savings, prediction of maintenance problems by reading and reporting on changes in the motor’s operating characteristics and more secure intellectual property protection through the use of secured chips and software.
Proposed Products
1. Three Phase Digital Controller. The first models of this product are currently being tested and certified by CSA and UL. The first models are 30 amp and 80 amp units. We are also producing our first 50 units of the 30 amp product for further testing in the field and customer laboratories, and for possible sale.
2. Single-Phase Controller. We have developed a prototype digital single-phase controller that works on some types of single phase motors. The goal is to develop a product that can be installed on single-phase motors as an OEM product on such appliances as clothes dryers, washing machines and home refrigerators. We are now producing 25 of these prototypes with the goal of testing the units on various applications and with a number of companies that manufacture single phase motors or equipment that is powered by a single phase motor.
Manufacturing and Facilities
We have an arrangement with Cole, a contract manufacturing firm based in Las Vegas, Nevada. This manufacturer produces units for us on an as-needed basis. Under the arrangement, the Company issues a purchase order to Cole that outlines, among other things, the number of units to be manufactured and the desired delivery date. Cole is under no obligation to accept the order and the Company is under no obligation to use Cole for its manufacturing needs. Management believes the arrangement between the Company and Cole has been mutually beneficial. Management also believes Cole has the ability to meet the Company’s production needs and the Company would be successful in finding alternative manufacturers should that be necessary.
Product cost-reduction and quality improvement efforts are, and will remain, an objective of the Company. Improving unit costs was one key element pushing development of the three phase digital controller, as well as the overall reengineering of the product to reduce the size and cost of the units. A second element of this manufacturing and engineering effort is to reduce inventory levels by simplifying the product offering with the ultimate goal of holding little or no inventory. A third element of the program has been to outsource manufacturing, so that less resources are spent managing manufacturing and inventory.
Employees
At March 31, 2007, we had 9 full time employees. Of this number, one is engaged in accounting and finance, one in administration, two in general management, four in sales and marketing, and one in manufacturing, research, and development. The Company plans to hire additional personnel for, among other things, increased marketing and sales. The Company has no collective bargaining agreements and considers its relationship with its employees to be good. The Company utilizes consultants in the areas of marketing, product management, research and development, and financing on an ongoing basis.
Source of Supply and Availability of Raw Materials
The EcoPro™ has been designed to use a majority of standard, off-the-shelf, easily acquired components. Such components are readily available worldwide to our manufacturing partners at competitive prices. They also come in standard and miniature versions and offer us large latitude in product design. Although we believe that most of the key components required for the production of its products are currently available in sufficient production quantities from multiple sources, there can be no assurance that they will remain so readily available.
Customers
We currently do business with approximately 20 customers. Of this number, four, including KONE, Inc., Caesar’s Palace, Rinker Materials, and Rapid Granulator presently account for approximately 75% of the Company’s gross revenues in 2006. These customers and their respective gross revenue percentages are KONE, Ine. – 53%; Rapid Granulator – 13%; Caesar’s Palace – 5%; and Rinker Materials – 4%. In light of our intentions to focus its business on a limited number of markets, we are, and may continue to be, dependent upon a limited number of customers. Accordingly, the loss of one or more of these customers may have a material adverse effect upon our business.
Intellectual Property
We currently rely on a combination of trade secrets, non-disclosure agreements, a patent and three provisional patents to establish and protect the proprietary rights in our products. These mechanisms do not necessarily provide us with any competitive advantages. Furthermore, others may independently develop similar technologies, or duplicate or “reverse engineer” the proprietary aspects of our technology.
We have one U.S. patent issued with respect to our products. The “Balanced and Synchronized Phase Detector for an AC Induction Motor Controller,” No. 5,821,726, was issued on October 13, 1998 and expires in 2017. This patent covers improvements to the technology formerly under the NASA License Agreement (described below), which were developed by us.
We do not have patent protection outside of the United States and South Africa. In fact, a Chinese company may have copied our technology, as well as our old logo and general Website appearance, and may be selling a competing product.
We believe that our products and other proprietary rights do not infringe on any proprietary rights possessed by third parties. However, third parties may assert infringement claims in the future, the defense costs of which could be substantial.
We also recently filed three provisional patents on new developments for the software-based, “digital” products that we are developing. These provisional patents include new algorithms for sensing and controlling the power delivered to a motor. These provisional patents, by themselves, do not provide us additional patent protection. The provisional patents establish a date for our claim to this intellectual property and allow us one year to file a standard patent on the new developments.

We have obtained U.S. Trademark registration of the Power Commander® mark and anticipate filing a trademark registration on “EcoPro”.
NASA License Agreement
We had been the exclusive United States licensee of certain power factor controller technology owned by the United States of America, as represented by NASA. This license agreement covered the United States and its territories and possessions and did not require us to pay royalties to NASA in connection with our sale of products employing technology utilizing the licensed patents. Our rights under the license agreement were non-transferable and were not to be sublicensed without NASA’s consent. The license agreement terminated on December 16, 2002, with the expiration of all of the licensed patents.
Government Regulation
We are not required to be certified by any government agencies. However, our products are manufactured to comply with specific Underwriters’ Laboratory codes that meet national safety standards. Presently, our products comply with UL 508 Industrial Control Equipment and the Company has also received certification meeting Canadian Standards Association (“CSA”) CSA-B44.1-96/ASME-17.5-1996 Elevator and Escalator Electrical Equipment. Our products are also CE marked. The CE certificate number is C1282PEC1.TLS.doc. The Department of Commerce does not require our technology to be certified for export. Our industrial code is 421610 and the SIC code is 5063.
Impact of the Energy Industry
Sales of our product are not dependant on continued deregulation of the electrical energy market because our products can be sold in regulated and deregulated markets. However, state and utility incentive programs for energy efficiency products can provide an additional source of investment return (in the form of an incentive payment or rebate) for companies and public-sector entities purchasing our product and future projects.
Effect of Environmental Regulations
We are not aware of any federal, state, or local provisions regulating the discharge of materials into the environment or otherwise relating to the protection of the environment with which compliance by us has had, or is expected to have, a material effect upon our capital expenditures, earnings, or competitive position.
Description of Property
The Company’s corporate office space is located at 3960 Howard Hughes Pkwy, Suite 460, Las Vegas, Nevada 89169. The office lease payment is presently $11,292 per month, with standard increases through the end of the lease term in February 2011.
Legal Proceedings
We are not presently involved in any litigation.
In the winter of 2005-2006 we settled litigation with the owner of the former office space in Livonia, Michigan. Under the terms of the settlement, we have paid our former landlord $50,000 in cash and will pay the former landlord an additional $50,000 in 18 monthly installments of $2,778 each. As of the date of this report, this settlement agreement has been paid in full.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders, but we will receive up to approximately $3,700,000 from the exercise of all the warrants hereunder, if such warrants are exercised for cash. The warrants covered by this prospectus are subject to cashless exercise in certain circumstances, in which case we will receive no cash proceeds from their exercise. None of the warrant holders have any obligation to exercise their warrants. Cash proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.
Since the proceeds of exercise of the warrants will be paid to us, our net tangible book value will be increased by the sale of shares underlying the warrants covered by this prospectus.
SELLING STOCKHOLDERS
Up to an aggregate of 22,685,310 shares of common stock may be offered under this prospectus. All proceeds of this offering will be received by the selling stockholder for its own account. We may receive proceeds in connection with the exercise of the warrants, the underlying shares associated with which may, in turn, be sold by the selling stockholders. As used in this prospectus, the term “selling stockholder” includes the selling stockholder and its transferees, assignees, pledgees, donees or other successors.
On November 30, 2006, January 19, 2007, March 2, 2007, March 7, 2007, March 30, 2007 and March 31, 2007 the Company issued and sold an aggregate of 12,950,016 shares of its common stock and 8,287,508 common stock purchase warrants to purchase its common stock, in a private offering. On November 30, 2006, the Company entered into a financing transaction in which the Company issued $2,000,000 of its two year, senior, secured promissory notes. The Company also issued 2,500,000 common stock purchase warrants to purchasers of the notes as part of such transaction. We have agreed, pursuant to a registration rights agreement, to register the shares of common stock sold in the offering, as well as shares of common stock underlying all of the warrants, and are fulfilling our agreement by filing the registration statement of which this prospectus is a part with the Securities and Exchange Commission.
The following table sets forth, to our knowledge, certain information about the selling stockholders as of April 23, 2007.
The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholder.
After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholder may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock. Information about the selling stockholders may change over time.
Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.
The following table provides certain information with respect to the selling stockholders’ beneficial ownership of our common stock as of April 23, 2007 and as adjusted to give effect to the sale of all shares of common stock offered by this prospectus. Actual ownership of the shares is subject to the exercise of the warrants. We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this prospectus. The selling stockholders may choose not to sell any of the shares offered by this prospectus. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying outstanding shares of our Series A Preferred Stock, convertible debentures, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days from the date of this prospectus are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 38,516,676 shares of Common Stock outstanding as of April 23, 2007. We will not receive any of the proceeds from the sale of our Common Stock by the selling stockholders.
Except as noted below, to our knowledge none of these selling stockholders are, or are affiliates of, a broker-dealer registered under the Exchange Act.
Except as described below, to our knowledge, none of the selling stockholders within the past three years has had any material relationship with us or any of our predecessors or affiliates:

			Number of
			Shares of	Total
	Shares of Common		Common	Number
	Stock Beneficially		Stock	of Shares
	Owned Prior to Offering		Registered	of	Shares of Common
	(All exercisable within		for Sale (All	Common	Stock Beneficially
	60 days of Prospectus)		exercisable	Stock	Owned After Offering
	Number of		within 60 days	Registered	Number of
Selling Stockholder	Shares(1)	Percent	of Prospectus)	for Sale	Shares	Percent

Sarkowsky Family L.P.	—	0%	5,429,668	5,687,501	—	0%
700 5th Avenue, Suite 1600 Seattle, WA 981045

Marathon Resource Partners I, L.P.	—	0%	2,400,000	2,400,000	—	0%
One Ferry Building, Suite 255 San Francisco, CA 94111

Marathon International Master Fund II, L.P.	—	0%	100,002	100,002	—	0%
One Ferry Building, Suite 255 San Francisco, CA 94111

Ron Boyer	1,698,786	4%	4,003,476	4,261,289	375,000	1%
1132 SW 19th Avenue Suite 612 Portland, OR 97205

Irwin Helford Family Trust	—	0%	1,500,000	1,500,000	—	0%
One Hughes Center Drive, #1804 Las Vegas, NV 89169

			Number of
			Shares of	Total
	Shares of Common		Common	Number
	Stock Beneficially		Stock	of Shares
	Owned Prior to Offering		Registered	of	Shares of Common
	(All exercisable within		for Sale (All	Common	Stock Beneficially
	60 days of Prospectus)		exercisable	Stock	Owned After Offering
	Number of		within 60 days	Registered	Number of
Selling Stockholder	Shares(1)	Percent	of Prospectus)	for Sale	Shares	Percent

George Boyadjieff (3)	550,000	1%	1,500,000	1,500,000	550,000	1%
18772 Colony Circle Villa Park, CA 92861

David Heerensperger	—	0%	1,000,002	1,000,002		0%
96 Cascade Key Bellvue, WA 98006

Michael A. Saltman and Sonja Saltman	—	0%	500,001	500,001	—	0%
1997 Family Trust One Hughes Center Drive, #1830 Las Vegas, NV 89169

Sharon Fay Strasser (2)	187,500	*	250,002	250,002	187,500	*
1 Hughes Center Drive #1004-N Las Vegas, NV 89109

Robert Murray TTEE of the RMM	88,000	*	150,000	150,000	88,000	*
Living Trust Dated 9/11/2006 (4) 3960 Howard Hughes Pkwy, Ste 460 Las Vegas, NV 89169

John “BJ” Lackland (5)	1,607,500	4%	150,000	150,000	1,607,500	4%
3960 Howard Hughes Pkwy, Ste 460 Las Vegas, NV 89169

Byron LeBow Revocable Family Trust	—	0%	1,500,003	1,500,003	—	0%
Byron LeBow TTEE One Hughes Center Drive #1104N Las Vegas, NV 89169

Nevada Trust Company	—	0%	250,002	250,002	—	0%
As Custodian F/B/O Mark L Fine Rollover IRA U/A Dated September 24, 1997 Amended November 12, 2002 4043 South Easter Ave. Las Vegas, NV 89193-3685

Michael J. Goldfarb Enterprises LLC	—	0%	1,250,001	1,250,001	—	0%
1420 5th Ave., #2625 Seattle, WA 98101

Brett Goldfarb	—	0%	125,001	125,001	—	0%
1420 5th Ave., #2625 Seattle, WA 98101

			Number of
			Shares of	Total
	Shares of Common		Common	Number
	Stock Beneficially		Stock	of Shares
	Owned Prior to Offering		Registered	of	Shares of Common
	(All exercisable within		for Sale (All	Common	Stock Beneficially
	60 days of Prospectus)		exercisable	Stock	Owned After Offering
	Number of		within 60 days	Registered	Number of
Selling Stockholder	Shares(1)	Percent	of Prospectus)	for Sale	Shares	Percent

Ronald R. Butler	—	0%	750,000	750,000	—	0%
600 108th Street, #242 Bellevue, WA 98004

Donald D. and Dorothy R. Snyder	—	0%	250,002	250,002	—	0%
Living Trust 1989 2824 High Sail Ct. Las Vegas, NV 89117

Terry L. and Dana A. Wright Living	—	0%	250,002	250,002	—	0%
Trust 2001, Terry Wright TTEE 2500 North Buffalo Drive, Suite 150 Las Vegas, NV 89128

William S. Boyd Trust II	—	0%	250,002	250,002	—	0%
William S. Boyd TTEE 2950 Industrial Road Las Vegas, NV 89109

Commerce Energy Group, Inc.	3,838,333	10%	156,250	250,000	3,838,333	10%
600 Anton Blvd, 20th Floor Costa Mesa, CA 92626

Herbert Soroca	129,780	*	39,062	62,500	129,780	*
Bear Stearns Securities Corp One Metro Center Brooklyn, NY 11201-3859

Patricia R. Schwarz	57,693	*	39,062	62,500	57,693	*
740 Pinehurst Way Palm Beach Gardens, FL 33418

David H. Schwartz	57,693	*	39,062	62,500	57,693	*
740 Pinehurst Way Palm Beach Gardens, FL 33418

Yahia Bagzhouz	—	0%	24,000	24,000	—	0%
4504 Maryland Parkway Box 454026 Las Vegas, NV 89154

Kenneth Dickey	—	0%	25,000	100,000	—	0%
6481 Wooded View Drive Boston Heights, OH 44236

	Total Number of Shares of Common Stock Registered for Sale			22,685,310

*	Less than 1%

(1)	All share numbers are based on information that these selling stockholders supplied to us. The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name, unless otherwise indicated below. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder.

(2)	Sharon Strasser is married to the Company’s Chief Executive Officer, Steven Strasser. Mr. Strasser disclaims beneficial ownership of Mrs. Strasser’s Shares.

(3)	Mr. Boyadjieff has been a Senior Technical Advisor of the Company since April 2005 and a Director of the Company since May 2006.

(4)	Mr. Murray was a Director and the Chief Operating Officer of the Company from April 2006 to January 2007.

(5)	Mr. Lackland has been a Director of the Company since August 2007 and the Chief Financial Officer of the Company since October 2004.
PLAN OF DISTRIBUTION
Our Common Stock is currently traded on the OTC Bulletin Board.
All of the 22,685,310 shares of our Common Stock included in this prospectus are for sale by the selling stockholders. We will not receive any proceeds from the sale by the selling stockholders of the shares of Common Stock pursuant to this prospectus which are already owned by them, or which are to be issued to them upon their conversion of shares of our convertible preferred stock. We will receive cash proceeds from the issuance of shares to selling stockholders on exercise of options or warrants, but not from the resale of any such shares.
The selling stockholders and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their shares of our Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.
In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholders has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our Common Stock. If any of the selling stockholders enter into an agreement with an underwriter to do a firm commitment offering of the shares of our Common Stock offered by such selling stockholder through this prospectus, if we are aware of such underwriting agreement we will file a post-effective amendment to the registration statement of which this prospectus is a part setting forth the material terms of such underwriting agreement. The selling stockholder may not sell any of the shares in such firm underwriting until such post-effective amendment becomes effective.
Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.
The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.
We do not know whether any selling stockholder will sell any or all of the shares of Common Stock registered by the registration statement of which this prospectus forms a part.
We will pay all expenses of the registration of the shares of Common Stock offered pursuant to this prospectus including SEC filing fees and expenses of compliance with state securities or “blue sky” laws, except that the selling stockholders will pay any underwriting discounts and selling commissions for the sale of their shares. We expect that our expenses for this offering, consisting primarily of legal, accounting and printing expenses, will be approximately $19,000.
We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with registration rights and other agreements entered into by us with the selling stockholders, or the selling stockholders will be entitled to contribution.
Once sold under the registration statement, of which this prospectus forms a part, by any of the selling stockholders, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

MANAGEMENT
INFORMATION ABOUT THE COMPANY’S EXECUTIVE OFFICERS AND DIRECTORS
The following table lists the current executive officers and directors and, in the case of directors, their length of service on the board. Each director is elected to hold office for a term expiring at the first annual meeting of stockholders held following such director’s election and until his successor has been elected and qualified, or until his prior resignation or removal. All of the Company’s current directors were either appointed by the plurality of votes cast by the holders of our common stock present, or represented, at the last Annual Meeting of the Stockholders in February, 2006, or elected by the board.

		Director
Name	Age	Since	Position
Steven Z. Strasser	58	2002	Chairman, Chief Executive Officer
John (BJ) Lackland	36	2002	Director, Chief Financial Officer, and Secretary
Raymond J. Skiptunis	64	2002	Director, Chairman of the Audit Committee
George Boyadjieff	68	2006	Director, Senior Technical Advisor
Douglas M. Dunn	64	2006	Director
Richard Morgan	61	2007	Director
Gary Rado	65	2005	Director
          Steven Strasser – Chairman and Chief Executive Officer. Prior to becoming the Company’s CEO in October 2004, Mr. Strasser was the Managing Director, founder and majority owner of Summit Energy Ventures LLC (“Summit”), the largest shareholder in Power Efficiency Corporation. Summit is a private equity firm focused on investments in companies with energy efficiency technologies. At Summit, Mr. Strasser spent four years, from 2001-2005, evaluating and investing in energy technology companies and serving on the boards of portfolio companies. Mr. Strasser has been a director since August 2002.
          From 1984 through 2000, Mr. Strasser was the founder and CEO of Northwest Power Enterprises. Over its seventeen-year history, Northwest Power Enterprises and its predecessor companies were involved in multiple aspects of the energy development business.
          Mr. Strasser received law degrees from McGill University, Montreal, Canada and the University of Washington, Seattle, Washington.
          John (BJ) Lackland – Director, Chief Financial Officer, and Secretary. Mr. Lackland became the Company’s CFO in October 2004. Mr. Lackland has been the Vice President and Director Summit Energy Ventures since 2001, a private equity firm that is the largest shareholder in Power Efficiency Corporation. Summit focuses on investments in companies with energy efficiency technologies. At Summit, Mr. Lackland evaluated and invested in energy technology companies and served on the boards of portfolio companies. Prior to joining Summit, Mr. Lackland was the Director of Strategic Relations at Encompass Globalization, where he was in charge of strategic alliances and mergers and acquisitions. Prior to Encompass, he was the Director of Strategic Planning and Corporate Development at an Internet business development consulting company, where he was in charge of strategic planning and investor relations. Mr. Lackland has been an independent consultant to Fortune 1,000 companies and startups. Mr. Lackland also worked at The National Bureau of Asian Research, an internationally acclaimed research company focusing on U.S. policy toward Asia, where he led economic and political research projects for Microsoft, Dell, Compaq and U.S. government agencies. Mr. Lackland has been a director since August 2002.

          Mr. Lackland earned an M.B.A. from the University of Washington Business School, an M.A. in International Studies (Asian Studies) from the University of Washington’s Jackson School of International Studies, and a B.A. in Politics, Philosophy and Economics from Claremont McKenna College.
          Raymond J. Skiptunis – Director since July 2002. Mr. Skiptunis was a director at TAG Entertainment, a movie production company from 2004 until January, 2007. Until September 2006, Mr. Skiptunis also served as an executive consultant at TAG Entertainment, from 2004. Prior to TAG Entertainment, Mr. Skiptunis was a self employed business consultant from 2003 to 2005. From November of 2001 through October of 2003, Mr. Skiptunis worked with the Company in various capacities, including consultant, CFO and interim CEO. From 1990 to 1996, Mr. Skiptunis served as Vice Chairman and CEO of Teamstaff, Inc., a professional employer organization. Prior to his time with Teamstaff, Inc., Mr. Skiptunis was the Chairman and President of Venray Management Corp, a venture capital firm, from 1983 to 1990, and the Vice President, CFO and a board member of Biosearch Medical Products from 1978 to 1983. Mr. Skiptunis earned a Bachelor of Science in Accounting from Rutgers University.
          George Boyadjieff — Director and Senior Technical Advisor. Mr. Boyadjieff has been a director of the Company since May 2006, and Senior Technical Advisor of the Company since April 2005. Mr. Boyadjieff is the retired CEO of the former Varco International, a New York Stock Exchange traded oil service company with over $1.3 billion in annual revenues at the time of Mr. Boyadjieff’s retirement. Varco has recently merged with National Oil Well to become National Oil Well Varco (NOV). Mr. Boyadjieff joined Varco in 1969 as Chief Engineer and was appointed CEO in 1991. Currently Mr. Boyadjieff is the Chairman of the Board and interim CEO of Southwall Technologies, a Silicon Valley hi-tech firm. Mr. Boyadjieff joined Southwall in December 2004 as chairman of the board.
          Mr. Boyadjieff holds over 50 US patents related to oil and gas well drilling equipment. Mr. Boyadjieff holds BS and MS degrees in Mechanical Engineering from the University of California at Berkeley and is a graduate of the University of California at Irvine executive program.
          Dr. Douglas Dunn — Director since May 2006. Dr. Dunn has had an extensive career in research, business and academic leadership. Dr. Dunn served as dean of Carnegie Mellon University’s Graduate School of Industrial Administration (now the Tepper School of Business) from July 1996 through June 2002, after which he retired. He began his career AT&T Bell Laboratories, and his corporate experienced culminated in senior positions as a corporate officer leading Federal Regulatory Matters, Regional Government Affairs, and Visual Communications and Multimedia Strategy for AT&T. Dr. Dunn is a board member of Universal Stainless & Alloy Products, Inc. (NasdaqNM: USAP) and Solutions Consulting, a technology consulting firm, which is wholly owned by Perot Systems, Inc. He holds a Ph.D. in business from the University of Michigan, an MS in industrial management and a BS in physics from the Georgia Institute of Technology.
          Richard Morgan – Director since January 2007. Mr. Morgan is currently the Dean and a Professor of Law at the William S. Boyd School of Law at the University of Nevada, Las Vegas, a position he has held since September 1, 1997. Mr. Morgan is an experienced legal educator, having served as dean at both the Arizona State University College of Law and the University of Wyoming College of Law. Mr. Morgan earned his B.A. in Political Science at the University of California, Berkeley in 1967. In 1971 he received his J.D. from UCLA, where he was an editor of the UCLA Law Review. He practiced with the Los Angeles law firm of Nossaman, Krueger & Marsh in the corporate/securities areas from 1971 to 1980. He was a professor at the Arizona State University College of Law from 1980 to 1987 and served as associate dean from 1983 to 1987. He was dean at the University of Wyoming College of Law from 1987 to 1990 and returned to the Arizona State University College of Law in 1990, where he served as dean and professor of law until 1997. He currently serves as chair of the ABA Standards Review Committee.

          Gary Rado – Director since September 2005. Mr. Rado retired in 2002 after being the President of Casio Inc. USA. Before joining Casio Inc. in 1996, Mr. Rado was with Texas Instruments Inc. for 21 years. He moved from District Sales Manager to Area Sales Manager to National Sales Manager of the Consumer Products Division. This division was responsible for home computer, calculator and educational products such as Speak and Spell. Mr. Rado was then promoted to Division Manager of Consumer Products worldwide and VP of marketing and sales. He ran the division for 7 years, with two years of running the division while based in Europe. Mr. Rado earned a Bachelors of Science in Business Administration from Concord College in 1963.
Board of Directors and Committees of the Board
          Our business affairs are conducted under the direction of our board of directors. The role of our board of directors is to effectively govern our affairs for the benefit of our stockholders and, to the extent appropriate under governing law, of other constituencies, which include our employees, customers, suppliers and creditors. Our board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible ethical manner. Our board of directors has two standing committees, an audit committee and a compensation committee.
          Our board of directors met twelve times in 2005 and fourteen times in 2006. None of the current directors missed more than three meetings during the period for which they have been a director and the meetings held by committees of the board of directors on which they serve.
          We do not have a policy that requires directors to attend our annual meetings of stockholders.
     Audit Committee
          Raymond Skiptunis, Douglas Dunn and Gary Rado currently serve on our audit committee. Raymond Skiptunis, the Chairman of our audit committee, qualifies as a financial expert. Our audit committee, among other things:
          • selects the independent auditors, considering independence and effectiveness;
          • discusses the scope and results of the audit with the independent auditors and reviews with management and the independent auditors our interim and year-end operating results;
          • considers the adequacy of our internal accounting controls and audit proceeds;
          • reviews and approves all audit and non-audit services to be performed by the independent auditors; and
          • administers the whistleblower policy.
          The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors and for overseeing their work.
      Compensation Committee
          Raymond Skiptunis and Douglass Dunn currently function as our compensation committee. Our compensation committee, among other things:
          • recommends to the board of directors the compensation level of the executive officers;

          • reviews and makes recommendations to our board of directors with respect to our equity incentive plans;
          • establishes and reviews general policies relating to compensation and benefits of our employees.
Compensation of Directors
In January 2007, non-employee directors received options to purchase 100,000 shares of common stock per year for their board service, pro-rated for the quarters in the year they served. The Chairman of the Audit Committee received an additional 50,000 options per year, pro-rated for the quarters in the year he served, and $1,000 per month. Depending on the anticipated workload and organization, the board of directors may elect to increase the compensation for committee members and/or all non-executive board members.
Committee Interlocks and Insider Participation
None of our executive officers currently serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Executive Compensation
The following table sets forth all annualized compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2006, 2005 and 2004. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2006.
Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
							Securities
							Underlying
					Other Annual	Restricted	Option/	LTIP	All Other
	Fiscal			Bonus	Compensation	Stock	Warrants	Payouts	Compensation
Name and Principal Position	Year	Salary ($)		($)	($)	Awards ($)	(#)	($)	($)
Steven Z. Strasser	2006	$288,750		—	—	—	—	—	—
Chairman and Chief	2005	275,000	(1)	—	—	—	4,612,500	—	—
Executive Officer	2004	60,000		—	—	—	—	—	—

Richard Koch (2)	2006	—		—	—	—	—	—	—
Former Chief Executive	2005	—		—	—	—	—	—	—
Officer	2004	$240,000		—	—	—	—	—	—

Nicolas Anderson (3)	2006	$76,313		—	—	—	—	—	—
Former Chief Technical	2005	215,000		—	—	—	2,000,000	—	—
Officer	2004	60,000		—	—	—	—	—	—

John (BJ) Lackland (4)	2006	$183,750		—	—	—	—	—	—
Director and Chief Financial	2005	175,000		—	—	—	2,215,000	—	—
Officer	2004	60,000		—	—	—	—	—	—

Keith Collin (5)	2006	—		—	—	—	—	—	—
Former Chief Financial	2005	—		—	—	—	—	—	—
	2004	$100,000		—	—	—	57,142	—	—

Robert M. Murray (6)	2006	$175,000		—	—	—	2,500,000	—	—
Chief Operating Officer	2005	—		—	—	—	—	—	—
Officer	2004	—		—	—	—	—	—	—

Tom Mills (7)	2006	—		—	—	—	—	—	—
Vice President of	2005	—		—	—	—	—	—	—
Government Operations	2004	$100,000		—	—	—	57,142	—	—

Mike Varney (8)	2006	$145,000		—	—	—	500,000	—	—
Vice President of Sales and	2005	—		—	—	—	—	—	—
Marketing	2004	—		—	—	—	—	—	—

Scott Lanning (9)	2006	—		—	—	—	—	—	—
General Manager of Sales	2005	$140,000		—	—	—	500,000	—	—
	2004	—		—	—	—	—	—	—

(1)	Effective June 1, 2005, Mr. Strasser entered into an employment contract with the Company. Mr. Strasser agreed to have his first year’s salary paid $60,000 in cash and options to purchase 1,612,500 shares of common stock at an exercise price equal to not less than market at date of grant in lieu of remaining cash vesting quarterly over one year. Mr. Strasser was also granted an additional 3,000,000 options on June 1, 2005 as part of his employment contract.

(2)	Mr. Koch resigned as Chief Executive Officer on August 27, 2004.

(3)	Mr. Anderson was terminated on May 15, 2006.

(4)	Effective June 1, 2005, Mr. Lackland entered into an employment contract with the Company. Mr. Lackland agreed to have his first year’s salary paid $120,000 in cash and options to purchase 412,500 shares of common stock at an exercise price equal to market at date of grant in lieu of remaining cash vesting quarterly over one year. Mr. Lackland was also granted an additional 1,800,000 options on June 1, 2005 as part of his employment contract.

(5)	Mr. Collin resigned as Chief Financial Officer in September 2004.

(6)	Mr. Murray resigned effective January 5, 2007 and all of Mr. Murray’s stock options were cancelled as of this date.

(7)	Mr. Mills resigned as Vice President of Government Operations in November 2004.

(8)	Mr. Varney resigned as Vice President of Sales and Marketing in October 2006 and all of Mr. Varney’s stock options were cancelled as of this date.

(9)	Mr. Lanning resigned as General Manager of Sales in January 2006 and all of Mr. Lanning’s stock options were cancelled as of this date.

          During 2004, we hired the following officers: Steven Strasser, Chief Executive Officer, and John (BJ) Lackland, Chief Financial Officer. Effective June 1, 2005, the Company entered into employment agreements with the above officers. Please see the section below entitled “Compensation Agreements”. These two individuals comprise our current executive officers.
Options and Warrants
STOCK OPTION GRANTS DURING 2006
          The following table shows all stock options granted during the year ended December 31, 2006 to the executive officers named in the Summary Compensation Table. These options were granted under our 2000 Plan established by our board of directors in March 2003 and September 2003, respectively. No stock appreciation rights have ever been granted by the Company.
Option/SAR Grants in 2006 Fiscal Year

Individual Grants
Percentage
		of	Exercise
		Total	Price or
	Number of	Options/SAR	Base
	securities	Granted to	Price in
	underlying	Employees	Dollars
	Options/SAR	in	per	Expiration
Name	Granted(1)	Fiscal Year(2)	Share	Date
Rob Murray (3)	2,000,000	23.82%	$0.22	5/30/10
Rob Murray (3)	500,000	14.46%	$0.20	5/30/15

(1)	Each option vests over a three-to-five year period, with some already vested, and some yet to be vested. The exercise price of each option shown in the table was equal to or greater than the fair market value of the stock on the date of grant, and all options have ten-year terms. Vesting for each option accelerates in the event of a change of control, including a merger, sale or liquidation.

(2)	In 2006, we granted options to purchase a total of 5,587,500 shares to employees, directors and consultants under our stock option plan, of which, 3,000,000 have subsequently been cancelled.

(3)	Mr. Murray resigned effective January 5, 2007, all of Mr. Murray’s options were canceled as of this date.
Aggregate Option/SAR Exercises in 2006 and Option/SAR Values

	Shares		Number or Securites
	Acquired		Underlying Unexercised	Value of Unexercised In-
	on		Options/SARs at	the-Money Options/SARs
	Exercise	Value	December 31, 2006 (#)	at December 31, 2006 ($)
Name	(#)	Realized ($)	Exerciseable/Unexercisable	Exercisable/Unexercisable
Steven Strasser	0	—	5,735,671/2,221,449	203,000/189,000
BJ Lackland	0	—	1,507,500/980,000	85725/113,400

Long-Term Incentive Plans – Awards in 2006

Number
of
	Shares	Performance
	Units or	or Other	Estimated Future Payouts Under Non-Stock Based
	Other	Period Until	Plans
	Rights	Maturation or	Threshold ($ or	Target ($ or	Maximum ($ or
Name	(#)	Payout	#)	#)	#)
Steven Strasser	0	—	—	—	—
BJ Lackland	0	—	—	—	—
Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements
On June 1, 2005, we entered into employment agreements with Steven Strasser as Chief Executive Officer, BJ Lackland as Chief Financial Officer, and Nicholas Anderson as Chief Technology Officer. The term of each agreement will be five years. In the event of a defined change in control of the Company, each agreement will provide for accelerated vesting of stock options and a cash severance payment equal to 2.99 times the executive’s then current salary and previous year’s bonus.
On May 15, 2006, we terminated Nicholas Anderson for cause and canceled his employment agreement with the Company. As of the December 31, 2006, we have not accrued a loss related to this termination and we do not foresee any material loss in our ability to manufacture current products or develop new products.
The following table sets forth the material financial terms of the agreements for each executive:

Name	Salary (1)		Bonus	Common Stock Options(6)
Steven Strasser	$275,000	(2)	(5)	3,000,000
BJ Lackland	$175,000	(3)		1,800,000
Nicholas Anderson	$215,000	(4)		2,000,000

(1)	To be increased annually by at least 5% of prior year.

(2)	First year’s salary to be paid $60,000 in cash and options to purchase 1,612,500 shares of Common Stock at an exercise price equal to not less than market at date of grant in lieu of remaining cash vesting quarterly over one year.

(3)	First year’s salary to be paid $120,000 in cash and options to purchase 412,500 shares of Common Stock at an exercise price equal to market at date of grant in lieu of remaining cash vesting quarterly over one year.

(4)	To be paid in cash.

(5)	At the Board’s discretion.

(6)	Vesting evenly and quarterly over five years.
In the case of Mr. Anderson, the new employment agreement superceded a previous employment agreement dated April 1, 2001, and salary reduction agreement entered into on October 20, 2004.

Stock Option Plans
As of December 31, 2006, we had an aggregate of 14,734,896 shares of Common Stock available for issuance under our stock plans. The following is a description of our plans.
2000 Stock Option and Restricted Stock Plan, or the 2000 Plan
The 2000 Plan, was adopted by our board of directors and our stockholders in 2000. On February 23, 2004, the 2000 Plan was amended and restated. As of December 31, 2006, no restricted shares of Common Stock have been issued, and none of the outstanding options to purchase 14,734,896 shares of our Common Stock have been exercised pursuant to the 2000 Plan.
Share Reserve. Under the 2000 Plan, we have initially reserved for issuance an aggregate of 20,000,000 shares.
Administration. The 2000 Plan is administered by the board of directors. The stock option awards qualify as “performance-based-compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code, with two or more outside directors within the meaning of Section 162(m) of the Code. The board of directors has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise.
Eligibility. Awards under the 2000 Plan may be granted to any of our employees, directors or consultants or those of our affiliates.
Options. With respect to non-statutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and incentive stock options, the exercise price must be at least equal to the fair market value of our Common Stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our Common Stock may not be less than 110% of the fair market value of our Common Stock on the date of grant. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.
Stock Awards. The administrator may determine the number of shares to be granted and impose whatever conditions to vesting it determines to be appropriate, including performance criteria. The criteria may be based on financial performance, personal performance evaluations and/or completion of service by the participant. The administrator will determine the level of achievement of performance criteria. Unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the participant’s service with us for any reason, including death or disability.
Adjustments upon Merger or Change in Control. The 2000 Plan provides that in the event of a merger with or into another corporation or a “change in control,” including the sale of all or substantially all of our assets, and certain other events, our board of directors (or a committee of the board of directors) may, in its discretion, provide for some or all of:
•	assumption or substitution of, or adjustment to, each outstanding award;

•	acceleration of the vesting of options and stock appreciation rights;

•	termination of any restrictions on stock awards or cash awards; or

•	cancellation of awards in exchange for a cash payment to the participant.
Amendment and Termination. The board of directors has the authority to amend, alter or discontinue the 2000 Plan, subject to the approval of the stockholders, but no amendment will impair the rights of any award, unless mutually agreed to between the participant and the administrator.
Limitation of Liability and Indemnification of Directors and Officers
Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that our certificate of incorporation does not eliminate the liability of a director for (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director including breaches resulting from negligent or grossly negligent behavior except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect our or our stockholders’ ability to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.
In addition, our certificate of incorporation and bylaws provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all directors and officers who we may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We have entered into indemnification agreements with our directors and officers consistent with indemnification to the fullest extent permitted under the DGCL.
We maintain a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.
Insofar as indemnification for liabilities arising under the Securities Act, our directors and officers, and persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCK OWNERSHIP
The following table sets forth information as to our shares of common stock beneficially owned as of March 31, 2007 by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group.

			Percent of
Name and Address of Beneficial Owner(1)	Shares Owned		Shares Owned(10)
Steven Strasser, CEO, Chairman of the Board	15,706,240	(2)	22.78%
John (BJ) Lackland, CFO, Director	1,607,500	(3)	2.33%
Raymond J. Skiptunis, Director	397,824	(4)	Less than 1%
Gary Rado, Director	150,000	(5)	Less than 1%
George Boyadjieff, Director	2,050,000	(6)	2.97%
Douglas Dunn, Director	100,000	(7)	Less than 1%
Richard Morgan, Director	25,000	(8)	Less than 1%
Summit Energy Ventures, LLC	8,803,901	(2)	12.77%
Sarkowski Family L.P.	5,429,689		7.88%
Ron Boyer	4,364,154		6.33%
Commerce Energy Group	3,838,333	(9)	5.57%
All Executive Officers and Directors as a Group (6 persons)	20,036,564		29.06%

(1)	Information in this table regarding directors and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and executive officers has sole voting and/or investment power with respect to such shares. The address for each of the persons reported in the table other than Commerce Energy Group is in care of Power Efficiency Corporation at 3960 Howard Hughes Pkwy, Ste 460, Las Vegas, Nevada 89169.

(2)	Includes 8,803,901 common shares and common shares subject to options and warrants exercisable within 60 days of the date hereof held by Summit, in which Steven Strasser is one of two members, and 5,735,671 common shares subject to options and warrants which are presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Strasser was also granted an additional 2,221,449 common shares subject to options and warrants which will become exercisable after 60 days of the date hereof. Mr. Strasser’s options and warrants expire on various dates from May, 2010 through November, 2015.

(3)	Includes 1,607,500 common shares and common shares subject to options and warrants presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Lackland was also granted an additional 980,000 common shares subject to options which will become exercisable after 60 days of the date hereof. Mr. Lackland’s options and warrants expire on various dates from May, 2010 through November, 2015.

(4)	Includes 375,285 common shares subject to options and warrants presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Skiptunis’ options and warrants expire on various dates from October, 2014 through January, 2017.

(5)	Includes 150,000 common shares subject to options presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Rado’s options expire on various dates from September, 2015 through January, 2017.

(6)	Includes 1,050,000 common shares subject to options and warrants presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Boyadjieff’s options and warrants expire on various dates from April, 2010 through January, 2017.

(7)	Includes 100,000 common shares subject to options presently exercisable or which will become exercisable within 60 days of the date hereof. Dr. Dunn’s options expire on various dates from May 2016 through January, 2017.

(8)	Includes 25,000 common shares subject to options presently exercisable or which will become exercisable within 60 days of the date hereof. Mr. Morgan’s options expire January, 2017.

(9)	Includes 589,284 common shares subject to warrants presently exercisable or which will become exercisable within 60 days of the date hereof, as well as 3,249,049 common shares owned by Commerce’s wholly owned subsidiary, Commonwealth Energy Corporation. Commerce was also granted 98,995 common shares subject to warrants which will become exercisable after 60 days of the date hereof. Commerce’s warrants expire on various dates from October 2009 through November 2011.

(10)	The percentage for common stock includes all common shares subject to options and warrants exercisable within 60 days of the date hereof.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Relationship with EMTUCK, LLC and Northwest Power Management, Inc
On April 20, 2006 and May 19, 2006, we issued a total of $1,500,000 in senior secured debt to EMTUCK, LLC (“EMTUCK”), of which Northwest Power Management, Inc. (“NPM”) a management company wholly owned by Mr. Strasser, was the managing member. In connection with this transaction, we issued the members of EMTUCK 2,647,572 warrants to purchase our common stock, of which, Mr. Strasser received 1,323,786 warrants. The $1,500,000 in senior secured notes was paid off in full on November 30, 2006.
Relationship with Steven Strasser and Summit
Mr. Strasser, our CEO, owns 99.5% of Summit. As of December 31, 2006, Summit owned 6,803,901 shares of our common stock and 2,000,000 warrants to purchase common stock. The total voting power currently represented by Summit’s ownership of our common stock and voting equivalents is 19%. In addition, Mr. Strasser owns beneficially 15,428,948 shares of common stock (including those shares beneficially owned by Summit) issued or issuable on the exercise of options and warrants exercisable within 60 days of December 31, 2006.
The following summarizes transactions resulting in the issuance of our equity securities to Summit over the last two years:
• On July 8, 2005, Summit acquired 3,000,000 shares of our common stock for a total purchase price of $600,000. As part of the transaction, Summit converted a $300,000 note payable into common stock. Summit was also issued 1,500,000 warrants in connection with this transaction.
• Also on July 8, 2005, Summit converted 2,785,969 shares of our Series A-1 Convertible Preferred Stock into 2,315,203 shares of common stock.
• On November 30, 2006, Mr. Strasser acquired 1,166,668 shares of our common stock for a total purchase price of $350,000. As part of the transaction, Mr. Strasser was issued 583,334 warrants to purchase common stock.
• Also on November 30, 2006 we issued $550,000 in secured debt to Mr. Strasser. Mr. Strasser was issued 687,500 warrants in connection with this transaction.
Relationship with John (BJ) Lackland
Mr. Lackland, our CFO and COO, owns 0.5% of Summit. Mr. Lackland owns beneficially 1,517,500 shares of common stock, issued or issuable on the exercise of options and warrants exercisable within 60 days of December 31, 2006.

On November 30, 2006, Mr. Lackland acquired 100,000 shares of our common stock for a total purchase price of $30,000. Mr. Lackland was also issued 50,000 warrants in connection with this transaction.
Relationship with Commonwealth Energy Corporation and Commerce Energy Group
As of December 31, 2006, Commerce Energy Group, directly and through its wholly owned subsidiary, Commonwealth Energy Corporation, owns 3,249,049 shares of our common stock. The total voting power currently represented by Commonwealth’s ownership of our common stock is 9%.
Until June of 2004, Commonwealth was a member of Summit. At that time Summit was reorganized and Commonwealth ceased to be a member of Summit. Summit received the common and preferred shares it now owns as a distribution in connection with the reorganization.
On April 28, 2005, Commerce Energy Group agreed to acquire an additional 180,723 shares of our Series A-1 Convertible Preferred Stock convertible into 150,000 shares of our common stock in consideration of the cancellation of a license agreement with us. As part of the transaction, we issued to Commerce Energy Group five-year warrants to purchase 75,000 shares of our common stock at an exercise price per share equal to twice the average closing bid price per share for the five days preceding the date the warrants are issued.
On July 8, 2005, Commerce Energy Group converted 1,928,310 shares of our Series A-1 Convertible Preferred Stock into 1,603,645 shares of our common stock.
On November 30, 2006, we issued $200,000 in secured debt to Commerce Energy Group. Commerce Energy Group was issued 250,000 warrants in connection with this transaction.
Agreements with Officers and Directors
We will enter and expect to continue to enter into indemnification agreements with our directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification. See “Management — Limitation of Liability and Indemnification of Directors and Officers.”

DESCRIPTION OF SECURITIES
The following is a summary of the rights of our common and preferred stock and related provisions of our articles of incorporation and our bylaws, as will be in effect upon the closing of this offering. This summary is not complete. For more detailed information, please see our articles of incorporation, bylaws and related agreements, which are filed as exhibits or incorporated by reference to the registration statement of which this prospectus is a part.
Common Stock
We are authorized to issue up to 100,000,000 shares of common stock. As of April 23, 2007, there were 38,516,676 shares of common stock issued and outstanding. Each holder of issued and outstanding shares of our common stock will be entitled to one vote per share on all matters submitted to a vote of our stockholders. Holders of shares of our common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of our common stock will have the ability to elect all of our directors.
Holders of our common stock are entitled to share ratably in dividends payable in cash, property or shares of our capital stock, when, as and if declared by our board of directors. We do not currently expect to pay any cash dividends on our common stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, any assets remaining after prior payment in full of all of our liabilities and after prior payment in full of the liquidation preference of any preferred stock would be paid ratably to holders of our common stock.
Options to Purchase Common Stock
The following table describes the options to purchase shares of our common stock that are outstanding as of April 23, 2007, and that will be outstanding immediately following the offering:

	Total Number	Weighted
	of Shares	Average	Total Number
	Underlying	Exercise Price	of Shares	Weighted Average
	Options	Per Share	Underlying	Exercise Price For
	Before this	Before This	Options After	Shares After this
Description	Offering	Offering	This Offering	Offering
2000 Stock Option and Restricted Stock Plan	13,284,896	$0.35	13,284,896	$0.35
1994 Stock Option Plan	—	$—	—	$—

Total	13,284,896	$0.35	13,284,896	$0.35

The options also contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the options in the event of stock dividends, stock splits, reorganization, reclassifications and consolidation.
Warrants to Purchase Common Stock
As of the date hereof, there are, and following this offering there will be, 23,996,693 warrants outstanding with exercise prices ranging from $0.20 to $11.90 with expiration dates ranging from June 11, 2007 through March 30, 2012.

Certain of the warrants have net exercise provisions under which their respective holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our Common Stock after deduction of the aggregate exercise price. These warrants also contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrants in the event of tock dividends, stock splits, reorganization, reclassifications and consolidations.
Series A-1 Stock
We are authorized to issue 10,000,000 shares of preferred stock, $.001 par value per share, of which no shares are outstanding.
Registration Rights
Pursuant to the offering which terminated on March 31, 2007, we are obligated to (i) include the placement securities in a registration statement to be filed by us with the Commission within 60 days after the final closing date, and (ii) use our best efforts to cause such registration statement to be declared effective by the Commission within 120 days after the final closing date and to remain effective without any lapse of 30 or more consecutive days.
Certain Statutory and Charter Provisions Relating to a Change of Control
We are subject to the provisions of Section 203 of the DGCL. In general, this provision prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder.
A “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person, other than the corporation and any direct or indirect wholly-owned subsidiary of the corporation, who together with the affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own 15% or more of the corporation’s outstanding voting stock.
This prohibition is lifted if:
•	prior to such date, the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; or

•	on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding that owned by the interested stockholder.

Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who becomes an interested stockholder in a transaction approved by the corporation’s board of directors.
Transfer Agent and Registrar
The transfer agent for our Common Stock is Continental Stock Transfer and Trust, located at 17 Battery Place, New York, New York, 10004.
SHARES ELIGIBLE FOR FUTURE SALE
As of the date of this prospectus, 38,516,676 shares of our common stock are outstanding, held by approximately 175 record holders. Of these shares, approximately 14,000,000 shares of common stock are freely tradable without restriction. Approximately 2,000,000 shares are restricted securities under Rule 144 of the Securities Act, in that they were issued in private transactions not involving a public offering. 12,000,000 shares of such restricted securities may be sold pursuant to a current registration statement. All of those shares are currently eligible for sale under Rule 144.
Rule 144
All shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act. As of April 23, 2007, we also have outstanding an additional 1,886,316 shares of Common Stock that were issued and sold in reliance on exemptions from the registration requirements of the Securities Act. If shares are purchased by our “affiliates” as that term is defined in Rule 144, their sales of shares would be governed by the limitations and restrictions that are described below. The offer and sale of shares held by our “affiliates” Summit, Steven Strasser, and Commerce, is not being registered hereunder, and sale of those shares would also be governed by such limitations and restrictions.
In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our Common Stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:
•	1% of the number of shares of Common Stock then outstanding, which as of April 23, 2007 would equal approximately 390,000 shares; or

•	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice of filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.
Rule 144(k)
Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Our common stock is quoted on the OTCBB under the symbol “PEFF”. Set forth below are the high and low bid prices for our common stock for each quarter during the last two fiscal years and the interim period ended March 31, 2007.

Period Ended	High Bid	Low Bid
Quarter Ended March 31, 2007	$0.30	$0.18
Quarter Ended December 31, 2006	$0.40	$0.21
Quarter Ended September 30, 2006	$0.30	$0.18
Quarter Ended June 30, 2006	$0.43	$0.20
Quarter Ended March 31, 2006	$0.40	$0.20
Quarter Ended December 31, 2005	$1.10	$0.25
Quarter Ended September 30, 2005	$0.50	$0.22
Quarter Ended June 30, 2005	$0.25	$0.19
Quarter Ended March 31, 2005	$0.56	$0.20
On April 23, 2007, the closing bid and ask prices for our common stock as reported on the OTC Bulletin Board was $0.23. All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Since our inception, we have not paid any dividends on our common stock, and we do not anticipate that we will pay dividends in the foreseeable future.
As of April 23, 2007, we had approximately 175 holders of record of our common stock.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Ellenoff, Grossman & Schole LLP, New York, New York.
EXPERTS
The balance sheet as of December 31, 2006 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 3 to the financial statements) of Sobel & Co., LLC, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
None.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is a part of the registration statement filed on Form SB-2 with the SEC. The registration statement contains more information about us and our Common Stock than this prospectus, including exhibits and schedules. You should refer to the registration statement for additional information about us and our Common Stock being offered in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.
We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference facilities at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov. Information about us may be obtained from our website www.powerefficiencycorp.com. Copies of our SEC filings are available free of charge on the website as soon as they are filed with the SEC through a link to the SEC’s EDGAR reporting system. Simply select the “Investors” menu item, then click on the “SEC Filings” link.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.
Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.
POWER EFFICIENCY CORPORATION
22,685,310 shares of common stock

PROSPECTUS

[ ], 2007

POWER EFFICIENCY CORPORATION
FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

POWER EFFICIENCY CORPORATION
DECEMBER 31, 2006 AND 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Power Efficiency Corporation
Las Vegas, Nevada
We have audited the accompanying balance sheet of Power Efficiency Corporation, (a Delaware corporation) (the “Company”) as of December 31, 2006, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Power Efficiency Corporation at December 31, 2006 and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, the Company has experienced a deficiency of cash from operations and lacks sufficient liquidity to continue its operations. These matters raise substantial doubt as to the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
/s/ Sobel & Co., LLC
Certified Public Accountants
March 31, 2007
Livingston, New Jersey

POWER EFFICIENCY CORPORATION
BALANCE SHEET
DECEMBER 31, 2006

ASSETS

CURRENT ASSETS:
Cash	$1,693,584
Accounts receivable, net of reserve and allowance of $40,916	32,193
Inventories, net	117,639
Prepaid expenses and other current assets	70,468

Total Current Assets	1,913,884

PROPERTY AND EQUIPMENT, Net	76,056

OTHER ASSETS:
Deposits	33,875
Patents, net	33,811
Goodwill	1,929,963
Inventories — long-term, net	39,213
Deferred financing costs, net	11,228

2,048,090

$4,038,030

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$537,133
Accrued salaries and payroll taxes	47,970
Notes payable — Arens Investment Company, net	10,087

Total Current Liabilities	595,190

LONG-TERM LIABILITIES:
Notes Payable — 2008, net	1,397,927

Total Long-Term Liabilities	1,397,927

Total Liabilities	1,993,117

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Series A-1 Convertible Preferred Stock, $0.001 par value 10,000,000 shares authorized, none issued or outstanding	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 35,042,009 shares issued and outstanding	35,042
Additional paid-in capital	24,927,839
Accumulated deficit	(22,917,968)

Total Stockholders’ Equity	2,044,913

$4,038,030

See report of independent registered public accounting firm and notes to financial statements.	F-2

POWER EFFICIENCY CORPORATION
STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005

REVENUES	$188,811	$276,405

COMPONENTS OF COST OF SALES:
Material, labor and overhead	136,240	245,789

GROSS MARGIN	52,571	30,616

COSTS AND EXPENSES:
Research and development	567,591	418,016
Selling, general and administrative	3,118,233	1,641,307
Depreciation and amortization	34,028	22,470

Total Costs and Expenses	3,719,852	2,081,793

LOSS FROM OPERATIONS	(3,667,281)	(2,051,177)

OTHER INCOME (EXPENSE):
Interest income	9,243	13,847
Interest expense	(1,354,195)	(529,387)

Total Other Expenses, Net	(1,344,952)	(515,540)

LOSS BEFORE PROVISION FOR TAXES	(5,012,233)	(2,566,717)

PROVISION FOR TAXES	(8,542)	(3,846)

NET LOSS	$(5,020,775)	$(2,570,563)

BASIC AND FULLY DILUTED LOSS PER COMMON SHARE	$(0.20)	$(0.18)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING BASIC	25,150,386	14,254,029

See report of independent registered public accounting firm and notes to financial statements.	F-3

POWER EFFICIENCY CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEAR ENDED DECEMBER 31, 2006 AND 2005

					Additional		Total
	Common Stock		Preferred Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, January 1, 2005	5,020,418	$5,020	3,328,737	$3,329	$16,386,611	$(15,326,630)	$1,068,330
Issuance of preferred stock	—	—	1,385,542	1,386	238,638	—	240,024
Issuance of common stock	14,500,000	14,500	—	—	1,360,633	—	1,375,133
Common stock issued upon conversion of preferred stock	3,918,848	3,919	(4,714,279)	(4,715)	796	—	—
Warrants and options issued in connection with services from consultants and vendors and the forgiveness of indebtedness	—	—	—	—	140,502	—	140,502
Warrants and options issued in connection with the issuance of common stock	—	—	—	—	1,487,891	—	1,487,891
Expenses related to issuance of common stock	—	—	—	—	(425,894)	—	(425,894)
Net loss						(2,570,563)	(2,570,563)

Balance, December 31, 2005	23,439,266	$23,439	—	$—	$19,189,177	$(17,897,193)	$1,315,423
Issuance of common stock	11,000,008	11,000	—	—	3,199,300	—	3,210,300
Common stock issued upon exercise of warrants	602,735	603	—	—	(603)	—	—
Warrants and options issued in connection with the issuance of common stock and debt securities and to employees and consultants	—	—	—	—	2,569,965	—	2,569,965
Expenses related to issuance of common stock	—	—	—	—	(30,000)	—	(30,000)
Net loss						(5,020,775)	(5,020,775)

Balance, December 31, 2006	35,042,009	$35,042	—	$—	$24,927,839	$(22,917,968)	$2,044,913

See report of independent registered public accounting firm and notes to financial statements.	F-4

POWER EFFICIENCY CORPORATION
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005

CASH FLOWS PROVIDED BY (USED FOR):
OPERATING ACTIVITIES:
Net loss	$(5,020,775)	$(2,570,563)
Adjustments to reconcile net loss to net cash used for operating activities:
Bad debt expense	11,470	14,963
Depreciation and amortization	34,028	22,470
Loss on disposition of fixed assets	585	—
Debt discount related to issuance of debt securities	1,039,451	252,015
Amortization of deferred financing costs	70,364	80,584
Warrants and options issued in connection with settlements, services from consultants, vendors, the forgiveness of indebtedness, the issuance of debt, and to employees and consultants	1,074,848	140,502
Common Stock issued for consulting services	90,000	—
Changes in certain assets and liabilities:
Accounts receivable	26,464	(53,556)
Inventory	14,487	16,478
Prepaid expenses and other	(3,206)	(65,337)
Deposits	(33,875)	—
Restricted cash related to payment of indebtedness	(4,688)	215,033
Other assets	—	(6,339)
Accounts payable and accrued expenses	(55,454)	(46,685)
Customer deposits	(5,105)	5,105
Accrued salaries and payroll taxes	4,682	(85,179)

Net Cash Used for Operating Activities	(2,756,724)	(2,080,509)

INVESTING ACTIVITIES:
Purchase of property, equipment and other assets	(90,567)	(4,613)

Net Cash Used for Investing Activities	(90,567)	(4,613)

FINANCING ACTIVITIES:
Deferred financing costs	—	(63,457)
Proceeds from issuance of equity securities, net of costs	3,180,000	2,677,153
Proceeds from issuance of debt securities	2,000,000	125,000
Proceeds from line of credit	1,500,000	—
Note payable from legal settlement with former landlord, net	—	38,297
Payments on notes payable	(1,648,245)	—
Payments on line of credit	(1,500,000)	—
Payments on loans to stockholders, officers and former officers	—	(75,222)

Net Cash Provided by Financing Activities	3,531,755	2,701,771

INCREASE IN CASH	684,464	616,649

CASH
Beginning of year	1,009,120	392,471

End of year	$1,693,584	$1,009,120

See report of independent registered public accounting firm and notes to financial statements.	F-5

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 1 — NATURE OF BUSINESS:
Power Efficiency Corporation (“Power Efficiency” and/or the “Company”), was incorporated in Delaware on October 19, 1994. Power Efficiency designs, develops, markets and sells proprietary solid state electrical devices designed to effectively reduce energy consumption in alternating current induction motors. Alternating current induction motors are commonly found in industrial and commercial facilities throughout the world. The Company currently has one principal and proprietary product: the Three Phase Power Genius, which is used in industrial applications. Additionally, the Company is developing digital versions of its three phase and single phase controllers.
The Company’s primary customers have been original equipment manufacturers (OEM’s) and commercial accounts located throughout the United States of America, Mexico, Sweden, and Canada.
On September 15, 2003, Power Efficiency formed Design Efficient Energy Services, LLC, a Delaware limited liability company. This entity was formed to obtain energy grants and rebates for customers of the Company from state governmental bodies. Design Efficient Energy Services, LLC has been inactive since inception.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.
Inventories:
Inventories are valued at the lower of cost (first-in, first-out) or market. The Company reviews inventory for impairments to net realizable value whenever circumstances arise.
Accounts Receivable:
The Company carries its accounts receivable at cost less an allowance for doubtful accounts and returns. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions.
Research and Development:
Research and development expenditures are charged to expense as incurred.
Property, Equipment and Depreciation:
Property and equipment are stated at cost. Maintenance and repairs are expensed as incurred, while betterments are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
Website and Amortization:
Website development, maintenance and hosting costs are charged to expense as incurred.
Shipping and Handling Costs:
The Company bills customers for freight. Actual costs for shipping and handling are included as a component of cost of sales.
Deferred Financing Costs:
Expenditures incurred in conjunction with debt or equity capital issuances are deferred as other assets. Such costs will be offset against equity proceeds, amortized on a straight line basis, over the life of the debt, or expensed if the offering is not completed.
Patents:
Costs associated with applying for U.S. patents based upon technology developed by the Company are capitalized. At the time the patent is awarded, the asset will be amortized on a straight line basis, over the remaining term of the patent. If no patent is issued, these costs will be expensed in the period when it is determined that no patent will be issued.
Revenue Recognition:
Revenue from product sales to OEM’s and distributors is recognized at the time of shipment to the OEM’s and distributors when all services are complete. Returns and other sales adjustments (discounts and shipping credits) are provided for in the same period the related sales are recorded.
Loss Per Common Share:
Loss per common share is determined by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted loss per share is not presented since giving effect to potential common shares would be anti-dilutive.
Weighted average common shares outstanding on a fully diluted basis were 55,623,948 and 29,842,266 for the years ended December 31, 2006 and 2005, respectively.
Accounting for Stock Based Compensation:
Prior to 2006, the Company accounted for employee stock options under the intrinsic method of APB No. 25, and presented fair value disclosure as pro forma as provided by SFAS No. 123, as permitted under accounting principles generally accepted in the United States of America. Beginning in 2006, the Company accounted for employee stock options as compensation expense, in accordance with SFAS No. 123R, “Share Based Payments.” SFAS No. 123R requires companies to expense the value of employee stock options and similar awards for periods beginning after December 15, 2005, and applies to all outstanding and vested stock-based awards at a company’s adoption date. Results from prior periods have not been restated in the Company’s historical financial statements.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period. The impact of applying SFAS No. 123R approximated $1,075,000 in additional compensation expense during the year ended December 31, 2006. Such amount is included in selling, general and administrative expense on the statement of operations.
Product Warranties:
The Company warrants its products for two years. During the warranty period, the Company’s policy is to replace the defective product. The Company has been providing for warranty costs as they are incurred. The Company periodically reviews warranty claims and will establish a reserve for warranty claims when such amount is determinable and necessary based on historical information.
Provision for Income Taxes:
The Company utilizes the asset and liability method of accounting for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes”. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected future tax impact of differences between the financial statement and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.
The provision for taxes represents state franchise taxes.
Goodwill:
The Company previously adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires that goodwill shall no longer be amortized. Goodwill shall be tested for impairment on an annual basis and between annual tests in certain circumstances.
Advertising:
Advertising costs are expensed as incurred. Advertising expenses were $1,733 and $4,679 for the years ended December 31, 2006 and 2005, respectively.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
New Accounting Pronouncements:
In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. We implemented SAB 108 as of December 31, 2006. The adoption of SAB 108 did not have an impact on our financial statements.
In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in FIN 48 as a tax position that is more likely not to be sustained upon examination by the applicable taxing authority, including resolution on any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is estimated to be greater than fifty percent likely of being realized upon ultimate settlement. FIN 48 must be applied to all existing tax positions upon initial adoption. The cumulative effect of applying FIN 48 at adoption, if any, is to be reported as an adjustment to opening retained earnings for the year of adoption. FIN 48 is effective for us January 1, 2007. We are currently assessing the potential effect of FIN 48 on our financial statements, but preliminary analysis shows the effect to be immaterial.
Financial Statement Reclassifications:
Certain reclassifications have been made to the 2005 financial statements in order for them to conform to the 2006 financial statement presentation.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 3 — GOING CONCERN:
The accompanying financial statements have been prepared assuming the Company is a going concern, which assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has suffered recurring losses from operations, the Company experienced a $2,756,724 deficiency of cash from operations in 2006 and lacks sufficient liquidity to continue its operations.
On November 30, 2006, the Company closed a private offering of Common Stock and Notes which grossed $5,210,000 and produced net proceeds of $3,306,042, from which the Company will use to fund its operations (See Note 19). When its operations require additional financing, if the Company is unable to obtain it on reasonable terms, the Company will be forced to restructure, file for bankruptcy or cease operations.
These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should the Company be unable to continue in existence. Continuation of the Company as a going concern is dependent upon achieving profitable operations. Management’s plans to achieve profitability include developing new products, obtaining new customers and increasing sales to existing customers. Management is seeking to raise additional capital through equity issuance, debt financing or other types of financing. (See Note 22). However, there are no assurances that sufficient capital will be raised.
NOTE 4 — PREPAID EXPENSES AND OTHER CURRENT ASSETS:
At December 31, 2006, prepaid expenses and other current assets is comprised as follows:

Prepaid insurance	$29,019
Prepaid expenses	41,449

Prepaid expenses and other current assets	$70,468

NOTE 5 — PROPERTY AND EQUIPMENT:
At December 31, 2006, property and equipment is comprised as follows:

Machinery and equipment	$86,341
Office furniture and equipment	23,520

109,860
Less: Accumulated depreciation	33,804

Property and Equipment, Net	$76,056

Depreciation for the years ended December 31, 2006 and 2005 amounted to $29,778 and $15,083, respectively.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 6 — GOODWILL:
In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, previously recognized intangible assets deemed to have indefinite useful lives were tested by management for impairment during fiscal 2006. An annual goodwill impairment test was performed by management in addition to quarterly goodwill impairment tests. The impairment tests consisted of a comparison of the fair value of the intangible asset with its carrying amount. Since the carrying amount of the intangible asset did not exceed its fair value, management concluded no impairment loss was required to be recognized.
NOTE 7 — INTANGIBLE ASSETS:
Intangible assets subject to amortization consists of the following for the year ended December 31, 2006:

Patents	$42,675
Less: Accumulated amortization	8,864

Intangible Assets, Net	$33,811

Amortization expense in 2006 and 2005 amounted to $4,250 and $7,387, respectively. In December 2004, the Company wrote off $6,504 of the cost of their Patents due to an exclusive licensing agreement the Company had with one of its shareholders for their single phase technology. On April 30, 2005, the Company canceled this exclusive licensing agreement in exchange for preferred stock and wrote up the cost of the Patent for $6,504 (See Notes 13 and 18).
During 2006, the Company capitalized approximately $22,000 in expenses related to a provisional patent filing. The Company will begin amortizing these costs over the life of the patent, once the patent is approved by the appropriate authorities.
Amortization expense expected in the succeeding five years is as follows:

2007	$992
2008	992
2009	992
2010	992
2011	992
Thereafter	28,851

$33,811

NOTE 8 — CONCENTRATIONS OF CREDIT RISKS:
Financial instruments which potentially subject the Company to concentrations of credit risk, consist primarily of cash and temporary cash investments and accounts receivables.
The Company maintains cash balances which at times may be in excess of the insured limits.
Sales and accounts receivable currently are from a relatively small number of customers of the Company’s products. The Company closely monitors extensions of credit.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
Four customers accounted for approximately 75% of 2006 sales and 35% of accounts receivable at December 31, 2006. Four customers accounted for approximately 72% of 2005 sales.
International sales as a percentage of total revenues for the years ended December 31, 2006 and 2005 are as follows:

County	2006	2005

Canada	—	24%

Mexico	—	7%

Sweden	3%	1%
NOTE 9 — INVENTORIES:
Inventories at December 31, 2006 consist of the following:

Work in process	$21,442
Raw materials	152,378
Reserve for inventory obsolescence	(16,968)

$156,852

NOTE 10 — PROVISION FOR TAXES:
As of December 31, 2006 and 2005, the Company has available, on a federal tax basis, net operating loss carryforwards of approximately $15,900,000 and $10,900,000, respectively. These net operating losses expire at varying amounts through 2026. The net operating loss carryforwards result in deferred tax assets of approximately $5,400,000 and $3,700,000 at December 31, 2006 and 2005, respectively; however, a valuation reserve has been recorded for the full amount due to the uncertainty of realization of the deferred tax assets.
A reconciliation of the statutory tax rates for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005

Statutory rate	(34)%	(34)%
State income tax – all states	(6)%	(6)%

	(40)%	(40)%
Current year valuation allowance	40%	40%

Benefit for income taxes	0%	0%

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 11 — WARRANTS:
Warrant activity during the years ended December 31, 2006 and 2005 follows:

		Average
	Warrants	Exercise Price

Warrants outstanding at January 1, 2005	2,580,702	$0.77
Issued during 2005	10,678,657	0.39
Expired during 2005	(7,142)	14.00

Warrants outstanding at December 31, 2005	13,252,217	0.45
Issued during 2006	10,821,576	0.36
Exercised during 2006	(1,701,063)	0.20

Warrants outstanding at December 31, 2006	22,372,730	$0.42

During 2006, in connection with the Company’s consulting agreements, the Company issued 300,000 warrants and 24,000 warrants as consulting fees to an investment bank and a technical consultant, respectively. During 2006, in connection with the Company’s issuance of debt securities, the Company issued 2,647,572 warrants to the noteholders. During 2006, in connection with the Company’s private offering of common stock and debt securities, which closed on November 30, 2006 (See Notes 16 and 19), the Company issued 7,850,004 warrants to investors. Such warrants issued in connection with consulting fees to the investment bank were valued at $74,430 and expensed and included in selling, general and administrative expenses. Such warrants issued in connection with consulting fees to the technical consultant were valued at $1,098 and expensed and included in research and development expenses. Such warrants issued in connection with the Company’s private offering of common stock were valued at $1,344,456 and recorded as additional paid in capital. Such warrants issued in connection with debt securities were valued at $1,104,383 and expensed and included in selling, general and administrative expense.
During 2005, in connection with the Company’s settlement agreements with a former employee and fees to a consultant, the Company issued 95,000 warrants and $7,500 in cash to settle this outstanding liability. During 2005, in connection with the Company’s issuance of debt, the Company issued 14,423 warrants for commissions, and 144,233 warrants to noteholders. During 2005, in connection with the Company’s issuance of equity securities, the Company issued 2,600,001 warrants for commissions and 7,250,000 warrants to investors. During 2005, in connection with the issuance of series A-1 convertible preferred stock to one of the company’s principal stockholders, the Company issued 500,000 warrants (See Note 18). During 2005, in connection with the cancellation of a licensing agreement with a stockholder, the Company issued 75,000 warrants (See Note 18). Such warrants issued in connection with settlement agreements and commissions were valued at $28,123 and expensed and included in selling, general and administrative expenses. Such warrants issued to noteholders were valued at $23,800 which was recorded as a note discount on the Company’s balance sheet. Such warrants issued in connection with the issuance of equity securities were valued at $1,487,891, and recorded as additional paid in capital.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 12 — STOCK OPTION PLAN:
Stock Option Plan activity during the years ended December 31, 2006 and 2005 follows:

		Average
	Shares	Exercise Price

Options outstanding and exercisable at January 1, 2005	3,172,732	$2.00
Granted during 2005	11,250,000	0.27
Cancelled during 2005	(1,857,396)	0.72
Expired during 2005	(94,973)	8.46

Options outstanding and exercisable at December 31, 2005	12,470,363	$0.46
Granted during 2006	5,587,500	0.24
Cancelled during 2006	(3,259,592)	0.45
Expired during 2006	(63,375)	14.00

Options outstanding and exercisable at December 31, 2006	14,734,896	$0.33

Weighted average remaining contractual life at December 31, 2006, for all options is 8.44 years.
In 2000, the Company adopted the 2000 Stock Option and Restricted Stock Plan (the “2000 Plan”). On September 8, 2003, the 2000 Plan was amended and restated. The 2000 Plan, as restated and amended, provides for the granting of options to purchase up to 20,000,000 shares of common stock. This was conditional upon consent of the majority of the Series A Preferred stockholders. This consent was attained on October 11, 2004. No options have been exercised to date. There are 14,734,896 options outstanding under the 2000 Plan.
During 2006, the Company granted 5,587,500 stock options to directors, officers and employees at exercise prices approximating fair market value of the stock on that day. Such issuances to directors, officers and employees were valued at $999,320, utilizing similar factors as described below, which was expensed and is included in research and development and selling, general and administrative expenses.
During 2005, the Company granted 11,250,000 stock options to directors, officers and employees at exercise prices approximating fair market value of the stock on that day. The Company issued 400,000 options to a consultant for services rendered. Such issuances to consultants were valued at $49,200, utilizing similar factors as described below, which was expensed and is included in selling, general and administrative expenses.
In 1994, the Company adopted a Stock Option Plan (the “1994 Plan”). The 1994 Plan provides for the granting of options to purchase up to 71,429 shares of common stock. No options have been exercised to date. There are no options outstanding under the 1994 Plan.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
Share Based Compensation Payments:
During the year ended December 31, 2006, the Board of Directors authorized the net issuance of 5,587,500 stock options to directors, officers and employees. During the year ended December 31, 2005, the Board of Directors authorized the net issuance of 11,250,000 stock options to officers, employees and consultants (of which 1,952,369 expired or have been cancelled during 2005). The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: expected volatility of 100% and 166% for the years ended December 31, 2006 and 2005, respectively; risk-free interest rate of 4.5% for the years ended December 31, 2006 and 2005; and expected lives of approximately 10.0 years.
Prior to 2006, the Company accounted for employee stock options under the intrinsic method of APB No. 25, and presented fair value disclosure as pro forma as provided by SFAS No. 123, as permitted under accounting principles generally accepted in the United States of America. Beginning in 2006, the Company accounted for employee stock options as compensation expense, in accordance with SFAS No. 123R, “Share Based Payments.” SFAS No. 123R requires companies to expense the value of employee stock options and similar awards for periods beginning after December 15, 2005, and applies to all outstanding and vested stock-based awards at a company’s adoption date. Results from prior periods have not been restated in the Company’s historical financial statements.
In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period.
The following table provides relevant information as to reported results for the years ended December 31, 2006 and 2005 under the intrinsic value method of accounting for stock options with supplemental information as if the fair value recognition provisions of SFAS No. 123R has not been applied:

	2006	2005

Net loss — as reported	$(5,050,775)	$(2,570,563)
Required adjustment to net loss	1,074,848	—

Net loss — pro forma	$(3,975,927)	$(2,570,563)

Loss per common share — as reported	(0.20)	(0.18)
Loss per common share — pro forma	(0.16)	(0.18)

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 13 — COMMITMENTS AND CONTINGENCIES:
Leases:
On February 24, 2006, the Company moved to a new office space in Las Vegas, Nevada. The lease was originally between 3960 HHP LLC and a management company owned by the Chief Executive Officer and was signed in June 2005 (See Note 14). The lease has since been assigned to the Company, on the same terms and conditions, effective February 24, 2006. The lease includes a payment of $11,292 per month, which includes all cleaning and utilities, except phone and internet service. The term of the lease is five years. In January 2005, the Company began leasing research facilities in Floral Park New York, on a month to month lease. The Company vacated the Floral Park facilities in April 2006.
Minimum future rentals are as follows:

Year
2007	$138,784
2008	142,720
2009	147,076
2010	151,511
2011	25,375

$605,466

Rent expense, including base rent and additional charges, for the year ended December 31, 2006 and 2005 was $139,919 and $94,862, respectively.
Patent License Agreements:
The Company was an exclusive licensee pursuant to a patent license agreement of certain power factor controller technology owned by the United States, as represented by the National Aeronautics and Space Administration (NASA). This license agreement covered the United States of America and its territories and possessions on an exclusive basis and foreign sales on a non-exclusive basis. Such license agreement did not require the Company to pay royalties to NASA in connection with the Company’s sale of products employing technology utilizing the licensed patents. The agreement terminated on December 16, 2002 upon the expiration of all of the licensed patents. The Company filed and received its own patent (No. 5.821.726) that expires in 2017 that management believes will protect the Company’s intellectual property position.
During 2004, the Company gave an exclusive license of its patent for single phase technology to one of its shareholders. During 2004, the Company wrote off the costs associated with obtaining the patent for the single phase technology. On April 28, 2005, the Company issued 180,723 shares if its series A-1 convertible preferred stock and 75,000 warrants to the shareholder in consideration for the shareholder’s cancellation of the licensing agreement with the Company (See Note 18). As a result, the Company will receive 100% of the benefits of future sales of the single-phase products. On July 8, 2005 the 180,723 shares of series A-1 convertible preferred stock was converted into 150,000 shares of the Company’s common stock.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
Litigation:
Presently, the Company is not involved in any litigation. On October 17, 2005, the Company settled litigation with the owner of the Company’s former office space in Livonia, Michigan. The Company vacated these facilities in 2004. Under the settlement, the Company paid its former landlord $50,000 in cash on October 17, 2005, and agreed to pay the former landlord an additional $50,000 in 18 monthly installments of $2,778 (See Note 16). After application of the Company’s accrued loss contingency reserve, it recognized a loss of approximately $65,000 on its December 31, 2005 financial statements.
Subcontractors:
During 2005, the Company utilized one subcontractor in Michigan and one subcontractor in Nevada as turn-key manufacturers for its product. On March 15, 2006, the Company terminated its agreement with its Livonia, Michigan Subcontractor and began moving its entire inventory out of that subcontractor’s warehouse to the Company’s Las Vegas, Nevada subcontractor. The Company presently plans to use the Las Vegas, Nevada subcontractor as its sole manufacturer for its product. The subcontractor provides facilities, component purchasing, equipment, supervision and labor required to assemble, wire, check, test, package and ship the product. The subcontractor is hired on an as needed basis to produce a minimum number of units via a purchase order. The Company does not incur any liabilities to the subcontractor until purchase orders are issued and fulfilled by the subcontractor. Several purchase orders, totaling approximately $4,200, were issued or outstanding to subcontractor at December 31, 2006, for sales to be delivered in 2007. The Company owns the intellectual property rights and all specifications to the product, and believes many manufacturers in the United States and abroad could manufacture the Company’s product with little difficulty.
The Company directly sources its own circuit boards from a contract circuit board manufacturer. Over the past year, the Company has primarily sourced circuit boards from RMF Design and Manufacturing (“RMF”), based outside of Toronto, Canada. The Company believes RMF has the ability to meet the Company’s production needs and the Company would be successful in finding alternative manufacturers should RMF not be available to manufacture our product.
Investment Advisory Agreements:
The Company entered into an agreement with a registered securities broker dealer in February, 2004. The broker dealer served as the Company’s placement agent for the issuance of $1,464,806 and $125,000 on October 27, 2004 and February 24, 2005, respectively, in senior, secured notes (See Note 16). The Company paid $127,500 and issued 147,116 warrants as commissions to the broker dealer.
The Company entered into an agreement with a registered securities broker dealer in June, 2005. In accordance with this agreement, the broker dealer served as the Company’s placement agent for a private stock offering of 14,500,000 shares of common stock and 7,250,000 warrants (See Note 19).
The Company entered into a consulting agreement with an investment advisor on December 1, 2004. The agreement calls for the investment advisor to assist the Company in devising financial and marketing strategies, and also to assist the Company in raising funds on a non-exclusive basis through the offering of debt and/or equity securities. The agreement expired on November 30, 2005 and was renewed on February 21, 2006. The company shall pay the investment advisor the amount of $4,000 per month, plus expenses approved by the Company and issue 300,000 options. The Company terminated the engagement with the consultant for non-performance on April 20, 2006. The Company paid the investment advisor $35,000 and $33,000 during the years ended December 31, 2006 and 2005, respectively, and the agreement has been satisfied in full.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
On January 2, 2006, the Company entered into a consulting agreement with an investor relations firm. As part of the compensation, the Company granted 300,000 shares of the Company’s common stock having a total value of $90,000, which such cost is expensed in selling, general and administrative expenses. This consulting agreement expired on July 2, 2006 and was not renewed.
On January 6, 2006, the Company entered into a marketing agreement with an investment bank. In connection with this agreement, the Company issued a five year warrant to purchase up to 300,000 shares of Common Stock, with an exercise price of $0.25 per share. The total value of the 300,000 warrants issued to the investment bank approximates $74,430 and is expensed in selling, general and administrative expenses. The Company terminated this agreement on June 23, 2006, however, the warrants remain exercisable for five years from the date of issuance.
The Company entered into an agreement with an investment bank on October 13, 2006. In accordance with this agreement, the investment bank served as the Company’s non-exclusive placement agent for a private stock offering of 10,700,008 shares of common stock and 5,350,004 warrants which closed on November 30, 2006 (See Note 19). The investment bank was paid a retainer fee of $5,000, and the agreement called for the investment bank to receive 5.5% of the total cash invested by investors introduced by the investment bank upon closing. The investment bank introduced no investors in the private stock offering which closed on November 30, 2006. The Company subsequently terminated this agreement on January 13, 2007, and does not intend to renew it.
NOTE 14 — RELATED PARTY TRANSACTIONS:
During the years ended December 31, 2006 and 2005, consulting fees of $7,000 and $6,000 were paid to officers/directors/stockholders of the Company, respectively. These amounts are included in research and development and in selling, general and administrative expenses.
On November 30, 2006, the Company entered into a financing transaction in which it issued 10,700,008 shares of its common stock and 5,350,004 warrants to purchase common stock for $3,210,000 and $2,000,000 in senior secured notes in a private offering of equity and debt. In this transaction, Steven Strasser, the Company’s Chief Executive Officer purchased 1,166,668 shares of common stock and 583,334 warrants for $350,000, and was issued a senior secured note for $550,000, John (BJ) Lackland, the Company’s Chief Financial Officer purchased 100,000 shares of common stock and 50,000 warrants for $30,000, Robert Murray, the Company’s former Chief Operating Officer purchased 100,000 shares and 50,000 warrants for $30,000, George Boyadjieff, a director of the Company was issued 1,000,000 shares of common stock and 500,000 warrants for $300,000, and Commerce Energy Group was issued a $200,000 secured note and 250,000 warrants (See Notes 16 and 19).
On April 19, 2006, the Company entered into a financing transaction in which it issued a $1,000,000 secured convertible note (the “EMTUCK Note”) to EMTUCK, LLC (“EMTUCK”), in which the managing member is a management company wholly owned and controlled by Steven Strasser, the Company’s CEO. On May 19, 2006, the Note was increased to $1,500,000. This note was paid off in full on November 30, 2006 (See Notes 16 and 19).

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
On June 9, 2005 and on June 16, 2005, the Company entered into financing transactions in which the Company issued a $200,000 convertible, unsecured note, and a $100,000 convertible, unsecured note respectively (collectively, the “Bridge Notes”) to Summit Energy Ventures LLC, an entity that is one of the Company’s principal stockholders and is owned entirely by the Company’s current Chief Executive Officer, and Chief Financial Officer. The Notes bear interest of 10% per annum. The Bridge Notes’ accrued interest and principal were due on July 23, 2005. The Bridge Notes were converted into equity on July 8, 2005 (See Note 19), with an additional investment of $300,000. The conversion of the Bridge Notes and the equity investment resulted in the issuance of 3,000,000 shares of common stock and 1,500,000 warrants which was equivalent to the terms offered to other investors in the private offering.
NOTE 15 — SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the year ended December 31, for:

	2006	2005

Interest	$314,750	$241,691

Income/Franchise Taxes	$8,542	$3,846
NOTE 16 — NOTES PAYABLE:
On November 30, 2006, the Company entered into a financing transaction in which the Company issued $2,000,000 of its two year, senior, secured promissory notes (collectively the “Notes”, individually a “Note”). The Notes bear interest of 15% per annum. Interest due under the Notes is payable quarterly, with the principal and final quarterly interest payment becoming due November 30, 2008. The Notes have a first priority security interest in all of the assets of the Company. Upon the occurrence of an “Event of Default” (as defined in the Note, included herein as an exhibit) the holder may, upon written notice to the Company, elect to declare the entire principal amount of the Note then outstanding together with accrued unpaid interest thereon due and payable. Upon receipt of such notice, the Company shall have seven business days to cure the Event of Default, and if uncured on the eighth business day, all principal and interest shall become immediately due and payable. The Company also issued with 2,500,000 warrants (the “Debt Warrants”) to purchase common stock of the Company to the holders of the Notes. The Debt Warrants have a per share exercise price of $0.40 and expire November 29, 2011. 1,250,000 of the Debt Warrants are exercisable immediately, with the remaining 1,250,000 Debt Warrants becoming exercisable in equal amounts over 24 months beginning December 29, 2006. The common stock issuable upon exercise of the Debt Warrants has piggyback registration rights, and can be included in the Company’s next registration statement. The Debt Warrants have a cashless exercise provision, but only if the registration statement on which the common stock issuable upon exercise of the Debt Warrants is not then effective.
The $2,000,000 loan consisted of $550,000 from Steven Strasser, the Company’s Chairman, Chief Executive Officer and the Company’s largest beneficial shareholder, $200,000 from Commerce Energy Group, Inc, the Company’s second largest shareholder prior to the Offering, and $1,250,000 from individual investors. $1,450,000 of these Notes came from the exchange of existing promissory notes of the Company.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
The Company’s previously issued notes, including $1,464,306 issued on October 27, 2004, $125,000 issued on February 24, 2005 (collectively the “Pali Notes”) and $1,500,000 issued to EMTUCK, were paid off and such paid off note holders no longer hold a security interest in the Company’s assets.
On April 19, 2006, the Company entered into a financing transaction in which it issued a $1,000,000 secured convertible note to EMTUCK (See Note 14). On May 19, 2006, the EMTUCK Note was increased to $1,500,000. The EMTUCK Note bears interest of 10.75% per annum, with interest payments due quarterly, beginning July 19, 2006. The EMTUCK Note’s principal becomes due on January 19, 2007 (the “Maturity Date”). The Company can draw on the Note, in increments of up to $200,000, and interest is calculated on the outstanding principal drawn. The EMTUCK Note is secured by a first lien and security interest in all of the Company’s accounts receivable and inventory now or hereafter acquired, and a second lien and security interest in all other collateral, subordinate to the existing lien and security interest in favor of Pali Capital Corporation as representative of the holders the Pali Notes. In the event of default (as defined in the EMTUCK Note), EMTUCK may, upon written notice to the Company, elect to declare the entire principal amount of the Note then outstanding, together with accrued and unpaid interest thereon due and payable. Upon receipt of such notice, the Company shall have seven business days to cure the event of default and if uncured on the eighth business day, all principal and accrued interest shall become immediately due and payable. The EMTUCK Note was paid off in full on November 30, 2006.
The members of EMTUCK were issued 2,083,334 warrants in conjunction with the EMTUCK Note, with an exercise price of $0.24 per share. 1,458,334 warrants vested immediately, and the remaining 625,000 warrants vested equally over nine (9) months. The warrants have a cashless exercise provision and will have a 5 year term. If after the date of issuance of the warrants, the Registrant files a registration statement under the Securities Act of 1933, or amends an existing registration statement, in either case, the Registrant will use its best efforts to include the shares issuable on exercise of the warrants in such registration statement or amended registration statement.
On October 17, 2005, the Company issued a $50,000 promissory note payable to its former landlord in connection with a settlement agreement (See Note 13). The note is non-interest bearing and calls for monthly payments of $2,778 of principal beginning November 17, 2005. In connection with this note payable, the Company recorded a note discount of $6,146 on the Company’s balance sheet. During the years ended December 31, 2006 and December 31, 2005, the Company paid $33,327 and $5,556 in principal, respectively.
On December 15, 2004, the Company issued a $25,334 promissory note payable to a former officer, in connection with a settlement agreement (See Note 17), at 15%. The note calls for monthly payments of $1,580, principal and interest, beginning January 2005 and matured on June 15, 2006. During the years ended December 31, 2006 and December 31, 2005, the Company paid $8,997 and $16,337 in principal, respectively.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
On October 27, 2004 and February 28, 2005, the Company entered into financing transactions in which the Company issued $1,464,806 and $125,000 in senior, secured notes (collectively the “Pali Notes”, individually a “Pali Note”), respectively. The Notes bear interest at 15% per annum and originally matured on October 26, 2005 and February 23, 2006. The Company paid $127,500 and issued 147,116 warrants as commissions to the placement agent. On March 28, 2005 and on October 26, 2006 the Company extended by maturity dates of the Notes. $1,464,806 in gross principal value matured on November 26, 2006, and $125,000 in gross principal value would mature on February 23, 2007. No other provisions of the Notes have changed. Interest on the Notes of 15% per year will be paid quarterly until maturity. All $1,589,806 in gross principle value of the Pali Notes was paid off in full on November 30, 2006.
On September 15, 2003, the Company issued a $115,000 promissory note payable to a former officer at 5.25%. The note calls for monthly payments of $5,000, principal and interest, which began on April 15, 2004 and matures on April 15, 2006. During the years ended December 31, 2006 and December 31, 2005, the Company paid $16,115 and $58,885 in principal, respectively.
NOTE 17 — EMPLOYMENT AND CONSULTING AGREEMENTS:
The Company entered into an employment and compensation agreement with the Company’s former Chief Technology Officer, Nicholas Anderson, effective June 1, 2005. The agreement is for a term of five years, with a base salary for the first year of the agreement of $210,000 with annual increases of at least 5% of the current year’s base salary and bonuses at the discretion of the compensation committee of the board of directors. The agreement with this Chief Technology Officer also provided among other things, for reimbursement of certain business expenses and for certain payments to be made to this Chief Technology Officer in the event of a change of control. This Chief Technology Officer also received 2,000,000 incentive stock options which will vest over a five year period and have an exercise price of $0.20. The agreement also provides for certain non-competition and nondisclosure covenants. This employment and compensation agreement superseded this Chief Technology Officer’s employment agreements dated April 1, 2001 and salary reduction agreement dated October 20, 2004. On May 15, 2006, the Company terminated Nicholas Anderson, for cause, and cancelled his employment agreement with the Company. The Company has not accrued a loss related to this termination and does not foresee any material loss in its ability to manufacture current products or develop new products.
In September 2004, the Company hired its current Chief Executive Officer, Steven Strasser, who has been the Chairman of the Company for over 2 years. His compensation and certain expenses were reimbursed pursuant to an agreement with a management company wholly owned by him from November 2004 through May 2005 (See Note 14). The agreement with the management company was terminated effective June 1, 2005, and the Company entered into an employment and compensation agreement with this Chief Executive Officer. The agreement is for a term of five years, with a base salary for the first year of the agreement of $275,000 with annual increases of at least 5% of the current year’s base salary and bonuses at the discretion of the compensation committee of the board of directors. During the first year of the Agreement, an amount equal to $215,000 of the base salary shall be paid by grant of stock options under the Company’s 2000 Stock Option and Restricted Stock Plan to purchase 1,612,500 shares of the Company’s common stock, vesting in equal quarterly installments over the year ending June 1, 2006, and the remaining $60,000 of the base salary is to be paid in cash. The agreement with this Chief Executive Officer also provides, among other things, for reimbursement of certain business expenses and for certain payments to be made to this Chief Executive Officer in the event of a change of control. This Chief Executive Officer also received 1,818,180 incentive stock options which will vest over a five year period and have an exercise price of $0.22, and 1,181,820 non-qualified stock options which will vest

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
over a five year period and have an exercise price of $0.20. The agreement also provides for certain non-competition and nondisclosure covenants.
In September 2004 the Company hired an Interim Chief Financial Officer, John Lackland, who has been a director of the Company for over 2 years. His compensation and certain expenses were reimbursed pursuant to an agreement with a management company (See Note 14). The agreement with the management company was terminated effective June 1, 2005, and the Company entered into an employment and compensation agreement with this Interim Chief Financial Officer, and officially made him the Company’s current Chief Financial Officer. The agreement is for a term of five years, with a base salary for the first year of the agreement of $175,000 with annual increases of at least 5% of the current year’s base salary and bonuses at the discretion of the compensation committee of the board of directors. During the first year of the Agreement, an amount equal to $55,000 of the base salary shall be paid by grant of stock options under the Company’s 2000 Stock Option and Restricted Stock Plan to purchase 412,500 shares of the Company’s common stock, vesting in equal quarterly installments over the year ending June 1, 2006, and the remaining $120,000 of the base salary is to be paid in cash. The agreement with this Chief Financial Officer also provides, among other things, for reimbursement of certain business expenses and for certain payments to be made to this Chief Financial Officer in the event of a change of control. This Chief Financial Officer also received 1,733,750 incentive stock options which will vest over a five year period and have an exercise price of $0.20, and 66,250 non-qualified stock options which vested on June 1, 2006 and have an exercise price of $0.20. The agreement also provides for certain non-competition and nondisclosure covenants.
On June 9, 2005, the Company entered into a consulting agreement with an advisor to serve as the Company’s Senior Technical Advisor. The term of this agreement is for 24 months and calls for the advisor to assist the Company in digitizing the Company’s technology. For his services, the Company agreed to issue the advisor 400,000 options, vesting quarterly from the date of the agreement. In addition, the Company will reimburse all reasonable and necessary expenses incurred by the consultant. In the event that the Company’s annual sales from digital products reaches $5,000,000, the Company will pay the advisor a $100,000 one time bonus. The agreement contains confidentiality and non-competition provisions. This agreement can be terminated in 90 days by either party by written notices.
NOTE 18 — ISSUANCE OF SERIES A-1 CONVERTIBLE PREFERRED STOCK:
As of January 1, 2004, 3,328,737 shares of Series A-1 Convertible Preferred Stock were issued and outstanding to Summit Energy Ventures, LLC, an entity that is on of the Company’s principal stockholders and is owned by the Company’s Chief Executive Officer, and Chief Financial Officer and Chief Operating Officer. Pursuant to the original issuance of Series A-1 Convertible Preferred Stock in June 2002, the Company has asked for and received on October 11, 2004, a waiver of certain anti-dilution rights so that the issuance of up to a specific number of options and warrants with exercise prices of no less than $0.65 per share will not trigger these anti-dilution rights. Had the waiver not been received, in the event that the Company issues shares at a price less than $1.281 per share, the conversion rights of the Series A-1 Convertible Preferred Stock would have been adjusted so that the Series A-1 Convertible Preferred Stock can convert into such number of shares that Summit would have received had it bought common stock at such lower price. Furthermore, the conversion rights of the Series A-1 Convertible Preferred Stock would also have been adjusted in the event that any shares, warrants, options or promissory note is issued with a price or conversion price less than $1.281 per share.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
In the event of a Liquidation Event, the holders of the Series A-1 Convertible Preferred Stock are entitled to two times the price paid by Summit for such stock. Thereafter, the remaining corporate assets would be distributed among the holders of common stock and Series A-1 Convertible Preferred Stock on a pro rata basis. The existence of the Series A-1 Convertible Preferred Stock’s anti-dilution provisions may reduce the percentage of common stock held by the public stockholders. Furthermore, the terms on which the Company could obtain additional capital may be adversely affected by the Series A-1 Convertible Preferred Stock’s anti-dilution provisions and superior liquidation preference.
On June 7, 2004, Summit Energy Ventures notified the Company that it had transferred 1,747,587 of the Company’s Series A-1 Convertible Preferred Stock and 1,645,404 of the Company’s common stock to Commonwealth Energy Corporation, a former member of Summit Energy Ventures LLC. This transfer makes Commonwealth Energy the Company’s single largest shareholder.
On April 28, 2005, the Company issued 1,204,819 shares of series A-1 convertible preferred stock, convertible into 1,000,000 shares of common stock, and warrants to purchase 500,000 shares of common stock to Summit Energy Ventures, LLC for an aggregate purchase price of $200,000 in cash. As of June 30, 2005, Summit Energy Ventures, LLC owned 2,785,969 shares of series A-1 convertible preferred stock, convertible into 2,315,203 shares of common stock.
On April 28, 2005, the Company issued 180,723 shares of series A-1 convertible preferred stock, convertible into 150,000 shares of common stock and warrants to purchase 75,000 shares of common stock, to Commerce Energy Group, Inc., an affiliate of Commonwealth Energy Corporation, in consideration of Commerce Energy Group’s cancellation of a license agreement with the Company for single-phase technology (See Note 13). As a result, the Company will receive 100% of the benefits of future sales of the single-phase products. As of June 30, 2005, Commerce Energy Group, Inc. owned 1,928,310 shares of series A-1 convertible preferred stock, convertible into 1,603,645 shares of common stock.
On July 8, 2005, the Company’s 4,714,279 shares of outstanding Series A-1 Preferred Stock were converted into 3,918,848 shares of common stock. At December 31, 2006, there are no outstanding shares of Series A-1 Preferred Convertible Stock.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 19 — STOCKHOLDERS’ EQUITY:
On November 30, 2006, the Company issued and sold 10,700,008 shares of its common stock and 5,350,004 warrants to purchase its common stock (the “Equity Warrants”), in a private offering (the “Offering”) for $3,210,000 in cash, cancellation of indebtedness and in lieu of compensation owed to certain employees, officers and directors of the Company. The per share purchase price of the common stock was $0.30. The Equity Warrants have a per share exercise price of $0.40, are exercisable immediately and expire November 29, 2011. The Company must use best efforts to file a Registration Statement to register the common stock issued, together with those issuable upon exercise of the Equity Warrants, not later than 60 days from the termination of the Offering, and must use its best efforts to have the Registration Statement declared effective not later than 120 days from the termination of the Offering. Should the Company not be able to meet these registration requirements, the Company may be assessed liquidating damages. The Offering will terminate at the earlier of March 31, 2007, or when the Company raises gross proceeds of $4,500,000 under the Offering. The Equity Warrants have a cashless exercise provision, but only if the Registration Statement is not then effective.
The $3,210,000 investment included $250,000 from Steven Strasser, the Company’s Chief Executive Officer, $30,000 from John (BJ) Lackland, the Company’s Chief Financial Officer, $30,000 from Robert Murray, the Company’s former Chief Operating Officer, and $300,000 from George Boyadjieff, a Director of the Company.
The Offering was conducted pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D, Section 4(2) and Rule 506 thereunder. No placement agent or underwriter is entitled to compensation in connection with either the Offering or the sale of the Notes and there is no commission, finder’s fee or other compensation due or owing to any party as a result of the transactions described herein
On July 8, 2005 the Company completed the first closing of private offering of Common Stock (the “JS Offering”) for $2,430,000, which netted approximately $1.8 million. On August 31, 2005 the Company completed the second and final closing under the Offering for $470,000, which netted approximately $400,000. In this offering, the Company issued a total of 14,500,000 shares of Common Stock and 7,250,000 Common Stock Warrants (the “Investor Warrants”). The per share purchase price of the Common Stock was $0.20 (the “Common Stock Purchase Price”). The Investor Warrants have a per share exercise price of $0.44 and expire 5 years from the date of issuance. The value of the Investor Warrants was approximately $990,000.
Joseph Stevens & Company, Inc. (the “Placement Agent”), a registered broker dealer, acted as the sole placement agent for the JS Offering. For its services, the Placement Agent received commissions and non-accountable fees totaling $237,900 and 2,600,001 warrants (the “Placement Agent Warrants”). The Placement Agent Warrants have a per share exercise price of $0.20 and expire five years from the date of issuance. The value of the Placement Agent Warrants was $497,841.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
Two convertible notes (the “Bridge Notes”) issued by the Company, to Summit Energy Ventures, LLC, on June 9, 2005 and June 16, 2005, in the aggregate principal amount of $300,000, were converted into 1,500,000 shares of common stock and 750,000 Investor Warrants, on the same terms as those offered to investors in the JS Offering and no commissions, fees or securities were issued to the Placement Agent in connection with such conversion.
In conjunction with the JS Offering, the Company entered into an agreement with the Placement Agent (the “Placement Agency Agreement”). The Placement Agency Agreement requires, among other things, the Company to pay certain fees related to the JS Offering; provides the Placement Agent a right of first refusal to manage any private or public offering of equity securities of the Company, under certain defined conditions, for a period of one year after the JS Offering; requires the Company to enter Lock-Up Agreements (as defined below) with all of the Company’s directors, officers and significant shareholders; grants the investors in the JS Offering and the Placement Agent certain registration rights, which require the Company to register their common stock as well as the common stock underlying the Investor Warrants and Placement Agent Warrants through filing a registration statement within sixty (60) days of closing the Offering, and make the registration statement effective (the “Effective Date”) within one hundred and twenty days (120) of closing the JS Offering; and grants the common stock, Investor Warrants and Placement Agent Warrants issued through the JS Offering “weighted average” anti-dilution protection for subsequent issuances of common stock (or securities convertible into common stock) at less than the Common Stock Purchase Price.
On various dates preceding July 8, 2005, the Company entered into lock-up agreements (the “Lock-Up Agreements”) with all of the Company’s officers, members of the board of directors and shareholders that held, prior to the JS Offering, more than 5% of the outstanding shares of the Company’s common stock. Specifically, the persons and companies entering Lock-Up Agreements with the Company included: Nicholas Anderson, Leonard Bellezza, John (BJ) Lackland, Rick Pulford, Raymond Skiptunis, Steven Strasser, Commerce Energy Group, and Summit Energy Ventures LLC. The Lock-Up Agreements restrict all of these persons and companies from selling any shares of common stock for a period of twelve months from the Effective Date (the “Lock-Up Period”); provided, however, that the Lock-Up Period shall terminate if at any time after the date which is ninety days after the Effective Date, the 20-day average of the closing bid price of the shares of common stock on the OTC Bulletin Board exceeds two hundred percent of the Common Stock Purchase Price of $0.20, or $0.40.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 20 — FAIR VALUE OF FINANCIAL INSTRUMENTS:
SFAS No. 107 “Disclosure About the Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments. The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short term nature. The carrying amounts of notes payable and longer term debt approximates fair value because those financial instruments bear interest at rates that approximate current market rates for loans with similar maturities and credit quality. None of these financial instruments are held for trading purposes.
NOTE 21 — 401(K) RETIREMENT PLAN:
On August 1, 2006, the Company adopted a 401(k) retirement plan (the 401(k) Plan). The 401(k) Plan is voluntary, and available to all employees who have been with the Company for at least six months. The Company may make discretionary contributions. The Company did not make any contributions in 2006.
NOTE 22 — SUBSEQUENT EVENTS:
On January 19, 2007, the Company issued and sold 666,668 shares of its common stock and 333,334 Equity Warrants, in the Offering for $200,000 in cash. The per share purchase price of the common stock was $0.30. The Equity Warrants have a per share exercise price of $0.40, are exercisable immediately and expire January 18, 2012. The Company must use best efforts to file a registration statement to register the common stock issued, together with those issuable upon exercise of the Equity Warrants, not later than 60 days from the termination of the Offering, and must use its best efforts to have the Registration Statement declared effective not later than 120 days from the termination of the Offering. Should the Company not be able to meet these registration requirements, the Company may be assessed liquidating damages. The Offering will terminate at the earlier of March 31, 2007, or when the Company raises gross proceeds of $4,500,000 under the Offering. The Equity Warrants have a cashless exercise provision, but only if the Registration Statement is not effective at the time of exercise.
On March 2, 2007, the Company issued and sold 1,583,336 shares of its common stock and 791,668 Equity Warrants, in the Offering for $475,000 in cash, under the same terms as described above.
On March 7, 2007, the Company issued and sold 333,334 shares if its common stock and 166,667 Equity Warrants, in the Offering, for $100,000 in cash, under the same terms as described above.
On March 30, 2007, the Company issued and sold 500,000 shares if its common stock and 250,000 Equity Warrants, in the Offering, for $150,000 in cash, under the same terms as described above.
On March 31, 2007, the Company issued and sold 333,334 shares if its common stock and 166,667 Equity Warrants in the Offering, for $100,000 in cash, under the same terms as described above.

POWER EFFICIENCY CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
The Offering was conducted pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D, Section 4(2) and Rule 506 thereunder. No placement agent or underwriter is entitled to compensation in connection with either the Offering or the sale of the Notes and there is no commission, finder’s fee or other compensation due or owing to any party as a result of the transactions described herein.
On March 1, 2007, the Company entered into a consulting agreement with a sales and marketing advisor. The term of this agreement is for 12 months and calls for the advisor to assist the Company in sales and marketing strategies and business development. For his services, the Company agreed to issue the advisor 100,000 warrants, vesting quarterly form the date of the agreement. In addition, the Company will reimburse all reasonable and necessary expenses incurred by the consultant. The agreement contains confidentiality and non-competition provisions. Each party has the right to cancel this agreement with no less than 10 days notice in writing.
On March 19, 2007, the Company reached an agreement with GE Fanuc Automation North America, Inc. (“GE”) to cease using its Power Genius name for its products. As consideration, GE will pay the Company a total of $20,000 in cash.
On March 21, 2007, the Company entered into a consulting agreement with a product manager. The term of this agreement is for two years and calls for the product manager to assist the company in product development and marketing. For his services, the Company agreed to pay the product manager $6,250 per month, due on the 1st of each month, as well as 400,000 stock options, which vest over the term of the agreement. In addition, the Company will reimburse all reasonable and necessary expenses incurred by the product manager. The agreement contains confidentiality and non-competition provisions. Each party has the right to cancel this agreement upon 30 days written notice.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors and Officers
The Company’s certificate of incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director’s duty of loyalty to the Company or its stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.
In addition, the certificate of incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits the Company to indemnify a director, officer, employee or agent of the Company or, when so serving at the Company’s request, another company who was or is a party or is threatened to be made a party to any proceedings because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful.
The Company maintains a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Company, including the indemnification payable to any director or officer. The entire premium for such insurance is paid by the Company.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
Item 25. Other Expenses of Issuance and Distribution
The following table sets forth the fees and expenses, other than any underwriting discounts and commissions incurred by us in connection with the issue and distribution of our common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$204.92
Legal Fees	5,000.00
Accounting Fees	3,500.00
Printing Fees	10,000.00
Miscellaneous	—

$18,704.92

Item 26. Recent Sales of Unregistered Securities
During the last three years, we have issued unregistered securities as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.
Sales Made to Summit Energy Ventures, Commerce Energy Group and Commonwealth Energy Corporation
The following details several different sales of unregistered securities the Company made to Summit, Commonwealth Energy Corporation, a former member of Summit (“Commonwealth”) and Commerce Energy Group, the parent corporation of Commonwealth (“Commerce”). All of the sales were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to section 4(2) of the Securities Act.
On April 28, 2005, the Company issued 1,204,819 shares of Series A-1 Convertible Preferred Stock, convertible into 1,000,000 shares of common stock, and warrants to purchase 500,000 shares of common stock to Summit for an aggregate purchase price of $200,000. The requisite percentage of current holders consented and waived the anti-dilution provisions.
On April 28, 2005, the Company issued 180,723 shares of Series A-1 Convertible Preferred Stock, convertible into 150,000 shares of common stock, and warrants to purchase 75,000 shares of common stock, to Commerce, in consideration of Commerce’s cancellation of a license agreement with the Company. The requisite percentage of current holders consented and waived the anti-dilution provisions.
On July 8, 2005, the Company issued 3,000,000 shares of common stock and 1,500,000 warrants to Summit for $300,000 in cash and the conversion of a $300,000 note payable.
On July 8, 2005, the Company converted all 4,714,279 outstanding shares of its Series A-1 Convertible Preferred Stock owned by Summit and Commonwealth into 3,918,848 shares of common stock.

Sales Made to Purchasers Other than Summit Energy Ventures, Commerce Energy Group and Commonwealth Energy Corporation
On various dates from December 2003 to February 27, 2004, the Company issued 15,103 shares of common stock to Richard Koch. The shares were issued in exchange for the cancellation of debt owed to Mr. Koch in the amount of $60,866. The issuances were exempt from registration under the Securities Act pursuant to Regulation D. At the time, Mr. Koch was the Chief Executive Officer and a director of the Company.
On various dates from May 2003 to February 2004, the Company issued 682,156 shares of common stock to Starz Investments Limited, a Belize company. The Company received $1,423,760 for these shares and paid $88,276 in commissions to Burnham Securities. The Company also issued Burnham Securities 48,303 common stock purchase warrants as compensation related to these transactions. The warrants had strike prices that varied from approximately $1.40 to $1.75. These warrants were exercised cashlessly resulting in 32,958 shares being issued. The sales of stock to Starz Investments Limited were exempt from registration under the Securities Act pursuant to Regulation S promulgated under the Securities Act. The issuance of the warrants to Burnham Securities was exempt from registration under the Securities Act pursuant to section 4(2) of the Securities Act.
On January 8, 2004, the Company issued 15,397 shares of common stock to Raymond Skiptunis. The shares were issued in exchange for the cancellation of debt owed to Mr. Skiptunis in the amount of $71,130. The issuance was exempt from registration under the Securities Act pursuant to Regulation D. Mr. Skiptunis is a director of the Company.
On February 26, 2004, the Company issued 174 shares of common stock to Leonard Bellezza. The shares were issued in exchange for the cancellation of debt owed to Mr. Bellezza in the amount of $800. The issuance was exempt from registration under the Securities Act pursuant to Regulation D. Mr. Bellezza is a director of the Company.
On various dates from February 2004 to June 2004, the Company issued 13,580 shares of common stock to Richard Koch, the former President and Chief Executive Officer of the Company. These shares were issued in conjunction with the settlement of certain accounts payable and accrued expenses related to his employment agreement.
On July 8, 2005, the Company issued 9,150,000 shares of common stock to several accredited investors in a private offering for $1,830,000.
On August 31, 2005, the Company issued 2,350,000 shares of common stock to several accredited investors in the second and final closing of this private offering for $470,000.
On November 30, 2006, the Company issued 10,700,008 shares of common stock to several accredited investors in the first closing of a private offering of common stock for $3,210,000, of which approximately $2,760,000 was from new cash and $450,000 was from the exchange of debt. Of this amount, the CEO, CFO and one Director of the Company invested a total of $510,000, of which approximately $260,000 was from new cash and $250,000 was from the exchange of debt.
On January 19, 2007, the Company issued 666,668 shares of common stock to several accredited investors in the second closing of a private offering of common stock for $200,000 in cash.

On March 2, 2007, the Company issued 1,583,336 shares of common stock to several accredited investors in the third closing of a private offering of common stock for $475,000 in cash.
On March 7, 2007, the Company issued 333,334 shares of common stock to an accredited investor in the fourth closing of a private offering of common stock for $100,000 in cash.
On March 30, 2007, the Company issued 500,000 shares of common stock to several accredited investors in the fifth closing of a private offering of common stock for $150,000 in cash.
On March 31, 2007, the Company issued 333,334 shares if common stock to an accredited investor on the sixth and final closing of a private offering of common stock for $100,000 in cash.

Item 27. Exhibits and Financial Statement Schedules
(a)	Exhibits

See Exhibit Index at page II-9.

(b)	Financial Statement Schedules
All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 28. Undertakings
The undersigned small business issuer hereby undertakes to:
       (1) For determining any liability under the Securities Act, treat the information omitted from this form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.
       (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.
The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering:
(1)	To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:
          (a) Include any prospectus required by Section 10(a)(3) of the Securities Act;
          (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and include any additional or changed material information on the plan of distribution.
(2)	For determining liability under the Securities Act, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Las Vegas, State of Nevada on April 25, 2007.

POWER EFFICIENCY CORPORATION
By:	/s/ STEVEN Z. STRASSER
Steven Z. Strasser
Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Z. Strasser and John (BJ) Lackland as their true and lawful attorneys-in-fact and agents, with full power of substitution, with power to act alone, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ STEVEN Z. STRASSER	Chairman and Chief Executive Officer	April 25, 2007
Steven Z. Strasser	(Principal Executive Officer)

/s/ JOHN (BJ) LACKLAND	Chief Financial Officer	April 25, 2007
John (BJ) Lackland	(Principal Financial and Accounting Officer)

/s/ RICHARD MORGAN	Director	April 25, 2007
Richard Morgan

/s/ DOUGLAS M. DUNN	Director	April 25, 2007
Douglas M. Dunn

/s/ GEORGE BOYDJIEFF	Director	April 25, 2007
George Boaydjieff

/s/ GARY RADO	Director	April 25, 2007
Gary Rado

/s/ RAYMOND J. SKIPTUNIS	Director	April 25, 2007
Raymond J. Skiptunis

*BY: /s/ STEVEN Z. STRASSER	Attorney-in-Fact	April 25, 2007
Steven Z. Strasser

EXHIBIT INDEX
Description of Document

Exhibit
Number	Description
3.1	Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-SB filed on October 20, 2000.

3.2	Amendment to the Certificate of Incorporation of the Company dated June 5, 2002, incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K filed on June 18, 2002.

3.3	Amendment to the Certificate of Incorporation of the Company dated July 6, 2005; incorporated by reference to Exhibit 3.3 to the Company’s Form SB-2 Registration Statement filed October 25, 2005.

3.4	Amendment to the Certificate of Incorporation of the Company dated October 13, 2005; incorporated by reference to Exhibit 3.4 to the Company’s Form SB-2 Registration Statement filed October 25, 2005.

3.5	Amended and Restated By-laws of the Company dated March 23, 2004; incorporated by reference to Exhibit 3.1 to Company’s Quarterly Report on Form 10-QSB filed on May 14, 2004.

4.1	Stock Purchase Agreement dated June 14, 2002, incorporated by reference to Exhibit 4.1 to Company’s Current Report on Form 8-K filed on June 18, 2002.

4.2	Registration Rights Agreement dated June 14, 2002, incorporated by reference to Exhibit 4.4 to Company’s Current Report on Form 8-K filed on June 18, 2002.

4.3	Certificate of Designation dated June 13, 2002, incorporated by reference to Exhibit 4.5 to Company’s Current Report on Form 8-K filed on June 18, 2002.

4.4	Certificate of Amendment of Certificate of Designation of Series A Convertible Preferred Stock of Power Efficiency Corporation, incorporated by reference to Exhibit 4.2 to Company’s Current Report on Form 8-K filed on May 25, 2003.

4.5	Specimen common stock Certificate of the Company, incorporated by reference to Exhibit 4.5 to the Company’s Form SB-2/A Registration Statement filed December 8, 2005.

4.6	Agreement dated April 22, 2005, between the Company and Summit Energy Ventures, LLC, for the issuance of preferred stock and warrants; incorporated by reference to Exhibit 4.6 to the Company’s Form SB-2 Registration Statement filed October 25, 2005.

4.7	Agreement dated April 22, 2005, between the Company and Commerce Energy Group, Inc., for the issuance of preferred stock and warrants; incorporated by reference to Exhibit 4.7 to the Company’s Form SB-2 Registration Statement filed October 25, 2005.

4.8	Letter of Intent dated April 18, 2005, between the Company and Joseph Stevens & Company, Inc., with respect to the private offering of common stock and warrants; incorporated by reference to Exhibit 4.8 to the Company’s Form SB-2 Registration Statement filed October 25, 2005.

5.1	Opinion of Ellenoff Grossman & Schole LLP as to the legality of the Company’s common stock.

10.1	Lease Agreement for Company’s Ann Arbor, Michigan facility dated February 16, 1996, incorporated by reference to Exhibit 10(c) to Company’s Annual Report on Form 10-SB filed on October 20, 2000.

Exhibit
Number	Description
10.2	Stock Purchase Warrant dated June 14, 2002, incorporated by reference to Exhibit 4.2 to Company’s Current Report on Form 8-K filed on June 18, 2002.

10.3	Amended and Restated Stockholders’ Agreement dated June 14, 2002, incorporated by reference to Exhibit 4.3 to Company’s Current Report on Form 8-K filed on June 18, 2002.

10.4	United States Patent #5,821,726, incorporated by reference to Exhibit 10(g) to Company’s Annual Report on Form 10-SB filed on October 20, 2000.

10.5	1994 Stock Option Plan, incorporated by reference to Exhibit 10(i) to Company’s Annual Report on Form 10-SB filed on October 20, 2000.

10.6	Patent License Agreement (DN-858) with NASA, incorporated by reference to Exhibit 10.10 to Company’s Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.7	Patent License Agreement (DE-256) with NASA incorporated by reference to Exhibit 10.11 to Company’s Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.8	Settlement and Release Agreement with NASA incorporated by reference to Exhibit 10.12 to Company’s Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.9	Modification No. 1 to Patent License Agreement (DE-256) with NASA, incorporated by reference to Exhibit 10.13 to Company’s Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.10	Product Warranty, incorporated by reference to Exhibit 10.16 to Company’s Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.11	Test Report from Medsker Electric, Inc., incorporated by reference to Exhibit 10.17 to Company’s Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.12	Test Report from Oak Ridge National Laboratory, incorporated by reference to Exhibit 10.18 to Company’s Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.13	Test Report from Oregon State University – The Motor Systems Resource Facility, incorporated by reference to Exhibit 10.19 to Company’s Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.14	Test Report from Otis Elevator Co., incorporated by reference to Exhibit 10.20 to Company’s Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.15	Employment Agreement with Stephen Shulman, incorporated by reference to Exhibit 10.23 to Company’s Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.16	Employment Agreement with Nicholas Anderson, incorporated by reference to Exhibit 10.24 to Company’s Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.17	Employment Agreement with Raymond J. Skiptunis, incorporated by reference to Exhibit 10.24 to Company’s Annual Report on Form 10-KSB filed on March 31, 2003.

10.18	Revolving Credit Note dated May 8, 2003, incorporated by reference to Exhibit 10.1 to Company’s Current Report on Form 8-K filed May 25, 2003.

10.19	Security Agreement dated May, 2003, incorporated by reference to Exhibit 10.2 to Company’s Current Report on Form 8-K filed May 25, 2003.

10.20	Certificate of Amendment of Warrant, incorporated by reference to Exhibit 10.4 to Company’s Current Report on Form 8-K filed May 25, 2003.

Exhibit
Number	Description
10.21	Employment Agreement with Richard Koch dated June 9, 2003, incorporated by reference to Exhibit 10.1 to Company’s Current Report on Form 8-K filed June 20, 2003.

10.22	Settlement and Release Agreement with Raymond J. Skiptunis dated June 9, 2003, incorporated by reference to Exhibit 10.2 to Company’s Current Report on Form 8-K filed June 20, 2003.

10.23	Employment Agreement with Raymond J. Skiptunis dated June 9, 2003 incorporated by reference to Exhibit 10.3 to Company’s Current Report on Form 8-K filed June 20, 2003.

10.24	Employment Agreement with Keith Collin dated November 13, 2003, incorporated by reference to Exhibit 10.1 to Company’s Quarterly Report on Form 10-QSB filed November 14, 2003.

10.25	Employment Agreement with Thomas Mills dated October 6, 2003, incorporated by reference to Exhibit 10.2 to Company’s Quarterly Report on Form 10-QSB filed November 14, 2003.

10.26	Subscription Agreement with Nicholas Anderson dated September 30, 2003, incorporated by reference to Exhibit 10.3 to Company’s Quarterly Report on Form 10-QSB filed November 14, 2003.

10.27	Settlement Agreement with Nicholas Anderson dated September 30, 2003, incorporated by reference to Exhibit 10.4 to Company’s Quarterly Report on Form 10-QSB filed November 14, 2003.

10.28	Settlement Agreement and Mutual General Release with Stephen L. Shulman and Summit Energy Ventures, LLC dated October 3, 2003, incorporated by reference to Exhibit 10.5 to Company’s Quarterly Report on Form 10-QSB filed November 14, 2003.

10.29	Promissory Note granted to Stephen Shulman dated September 15, 2003 incorporated by reference to Exhibit 10.6 to Company’s Quarterly Report on Form 10-QSB filed November 14, 2003.

10.30	Amendment to the Amended and Restated Stockholders’ Agreement among Anthony Caputo, Nicholas Anderson, Philip Elkus, Stephen Shulamn, Performance Control, LLC, Summit Energy Ventures, LLC and Power Efficiency Corporation dated September 22, 2003, incorporated by reference to Exhibit 10.7 to Company’s Quarterly Report on Form 10-QSB filed November 14, 2003.

10.31	Regulation S Stock Purchase Agreement with Starz Investments Limited dated April 23, 2003, incorporated by reference to Exhibit 10.9 to Company’s Quarterly Report on Form 10-QSB filed November 14, 2003.

10.32	Addendum to the Regulation S Stock Purchase Agreement dated June 13, 2003 incorporated by reference to Exhibit 10.10 to Company’s Quarterly Report on Form 10-QSB filed November 14, 2003.

10.33	Warrant Agreement with Summit Energy Ventures, LLC dated February 26, 2004, incorporated by reference to Exhibit 10.33 to Company’s Current Report on Form 8-K filed February 27, 2004.

10.34	Consulting Agreement with Raymond Skiptunis dated September 22, 2003, incorporated by reference to Exhibit 10.35 to Company’s Annual Report on Form 10-KSB filed March 10, 2004.

Exhibit
Number	Description
10.35	Business Property Lease with Arens Investment Company dated November 1, 2003, incorporated by reference to Exhibit 10.36 to Company’s Annual Report on Form 10-KSB filed March 10, 2004.

10.36	Subscription Agreement with Richard Koch dated December 23, 2003, incorporated by reference to Exhibit 10.37 to Company’s Annual Report on Form 10-KSB filed March 10, 2004.

10.37	Subscription Agreement with Raymond Skiptunis dated January 8, 2004, incorporated by reference to Exhibit 10.38 to Company’s Annual Report on Form 10-KSB filed March 10, 2004.

10.38	Subscription Agreement with Leonard Bellezza dated February 16, 2004, incorporated by reference to Exhibit 10.39 to Company’s Annual Report on Form 10-KSB filed March 10, 2004.

10.39	Letter agreement with Pali Capital, Inc. dated February 25, 2004, incorporated by reference to Exhibit 10.40 to Company’s Annual Report on Form 10-KSB filed March 10, 2004.

10.40	Amended and Restated 2000 Stock Option and Restricted Stock Plan dated February 23, 2004, incorporated by reference to Exhibit 10.41 to Company’s Annual Report on Form 10-KSB filed March 10, 2004.

10.41	Amended and Restated 1994 Stock Option Plan, incorporated by reference to Exhibit 10.42 to Company’s Annual Report on Form 10-KSB filed March 10, 2004.

10.42	Line of Credit Agreement with Summit Energy Ventures, LLC, incorporated by reference to Exhibit 10.1 to Company’s Current Report on Form 8-K filed May 5, 2004.

10.43	Single Phase Licensing Agreement with Commerce Energy Group, incorporated by reference to Exhibit 10.1 to Company’s Quarterly Report on Form 10-QSB filed November 15, 2004.

10.44	Settlement and Consulting Agreement with Ray Skiptunis dated September 27, 2004, incorporated by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-KSB filed on March 31, 2005.

10.45	Settlement Agreement with Richard Koch dated December 15, 2004, incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-KSB filed on March 31, 2005.

10.46	Management Agreement with Northwest Power Management, Inc. dated November 18, 2004, incorporated by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-KSB filed on March 31, 2005.

10.47	Business Property Lease Amendment involving Glenborough LLC and Northwest Power Management, Inc. dated February 7, 2005, incorporated by reference to Exhibit 10.48 to the Company’s Annual Report on Form 10-KSB filed on March 31, 2005.

10.48	Settlement and Consulting Agreement with Keith Collin dated September 27, 2004, incorporated by reference to Exhibit 10.49 to the Company’s Annual Report on Form 10-KSB filed on March 31, 2005.

10.49	Settlement Agreement with Tom Mills dated December 21, 2004, incorporated by reference to Exhibit 10.50 to the Company’s Annual Report on Form 10-KSB filed on March 31, 2005.

Exhibit
Number	Description
10.50	Business Property Sublease with Famair, Inc. dated February 11, 2005, incorporated by reference to Exhibit10.51 to the Company’s Annual Report on Form 10-KSB filed on March 31, 2005.

10.51	Placement Agency Agreement Dated as of June 1, 2005, between the Company and Joseph Stevens & Co., Inc.; incorporated by reference to Exhibit 10.51 to the Company’s Form SB-2 Registration Statement filed October 25, 2005.

10.52	Form of Placement Agent Warrant issued pursuant to Exhibit 10.51; incorporated by reference to Exhibit 3.2 to Company’s Current Report on Form 8-K Filed on July 15,2005

10.53	Form of Investor Warrant; incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-k filed on July 15, 2005

10.54	Consulting agreement with George Boyadjieff, dated June 9, 2005; incorporated by reference to Exhibit 10.54 to the Company’s Form 10-KSB filed on March 31, 2005.

10.55	Consulting agreement with Steven Blum dated February 21, 2006; incorporated by reference to Exhibit 10.55 to the Company’s Form 10-KSB filed on March 31, 2005.

10.56	Consulting agreement with CEO Cast, Inc, dated January 2, 2006; incorporated by reference to Exhibit 10.56 to the Company’s Form 10-KSB filed on March 31, 2005.

10.57	Letter agreement with USBX Advisory Services, LLC, dated January 6, 2006; incorporated by reference to Exhibit 10.57 to the Company’s Form 10-KSB filed on March 31, 2005.

10.58	Employment agreement with Steven Strasser dated June 1, 2005; incorporated by reference to Exhibit 8.1 to the Company’s Current Report of Form 8-K filed July 13, 2005.

10.59	Employment agreement with John Lackland dated June 1, 2005; incorporated by reference to Exhibit 8.2 to the Company’s Current Report of Form 8-K filed July 13, 2005.

10.60	Employment agreement with Nicholas Anderson dated June 1, 2005; incorporated by reference to Exhibit 8.3 to the Company’s Current Report of Form 8-K filed July 13, 2005.

10.61	Interim financing agreement with EMTUCK, LLC dated April 18, 2006; incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 24, 2006.

10.62	Promissory note granted to EMTUCK, LLC dated April 19, 2006; incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 24, 2006.

10.63	Security agreement with EMTUCK, LLC dated April 19, 2006; incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 24, 2006.

10.64	Form of EMTUCK Warrant; incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on April 24, 2006.

10.65	Promissory note granted to EMTUCK, LLC dated May 19, 2006; incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 26, 2006.

10.66	Form of Pali Note Extension Consent Letter dated October 23, 2006; incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 27, 2006.

10.67	Form of Securities Purchase Agreement, dated November 30, 2006; incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 5, 2006.

10.68	Form of Note, dated November 30, 2006; incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 5, 2006.

10.69	Form of Debt Warrant; incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 5, 2006.

10.70	Form of Equity Warrant; incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on December 5, 2006.

Exhibit
Number	Description
13.1	Annual Report on Form 10-KSB for the year ended December 31, 2004, incorporated by reference filed on March 31, 2005.

13.2	Amended Annual Report on Form 10-KSB/A for the year ended December 31, 2004, incorporated by reference filed on September 21, 2005.

13.3	Annual Report on Form 10-KSB for the year ended December 31, 2005, incorporated by reference filed on March 31, 2006.

13.4	Annual Report on Form 10-KSB for the year ended December 31, 2006, incorporated by reference filed on April 2, 2007.

20.1	Registration Statement on Form SB-2, incorporated by reference filed on December 20, 2005

20.2	Post Effective Amendment 1 to Form SB-2, incorporated by reference filed on September 19, 2006.

22.1	Proxy Statement on Form DEF 14A, incorporated by reference filed on January 27, 2006

23.1	Consent of Sobel & Co., LLC, Certified Public Accountants; filed herewith.

23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).